UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C
INFORMATION STATEMENT

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AXA EQUITABLE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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1290 Avenue of the Americas
New York, New York 10104
(212) 554-1234

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

April 1, 2019

To the Stockholders of AXA Equitable Holdings, Inc.:

This notice and the accompanying Information Statement is being furnished to the stockholders of AXA Equitable Holdings, Inc. (“EQH”) with respect to a written consent executed by the holder of a majority of the outstanding shares of common stock of EQH, which approved the following corporate action:

1.	Amendment to the AXA Equitable Holdings, Inc. 2019 Omnibus Incentive Plan.

Your vote or consent is not requested or required. We are not soliciting your proxy. Section 228 of the Delaware General Corporation Law (the “DGCL”) and our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provide that any action required to be taken or which may be taken at any annual or special meeting of stockholders of a corporation may be taken without a meeting, without prior notice, and without a vote, if consents in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Accordingly, the written consent of a majority of the outstanding shares of our common stock is sufficient to approve the matter listed above.

The accompanying Information Statement is being furnished to you solely for the purpose of informing you of the matters described herein, in compliance with Regulation 14C of the Securities Exchange Act of 1934, as amended.

This notice and the accompanying Information Statement is first being mailed on or about April 1, 2019 to all stockholders of record as of the close of business on February 28, 2019. The foregoing action will become effective twenty days from the date that this Information Statement is first mailed to our stockholders.

AXA Equitable Holdings, Inc.

/s/ Mark Pearson
Mark Pearson
President and Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT

i

I. GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being mailed or otherwise furnished to the registered stockholders of AXA Equitable Holdings, Inc., a Delaware corporation (“EQH”), solely for the purpose of informing you that the holder of a majority of the outstanding shares of EQH common stock (the “Common Stock”) has executed a written consent approving the corporate action described herein.

On February 25, 2019, the Compensation Committee of EQH’s Board of Directors (the “Board”) approved an amendment to the AXA Equitable Holdings, Inc. 2019 Omnibus Incentive Plan (the “Plan”) increasing the number of shares of Common Stock available for issuance in connection with equity awards granted under the Plan by two million shares (the “Amendment”) for a total of 7,200,000 shares available under the Plan. In order to eliminate the costs and management time involved in holding a meeting of the stockholders, and in order to effect the Amendment promptly, we obtained a written consent from the stockholder that held a majority of the outstanding shares of the Common Stock as of the close of business on February 28, 2019 (the “Record Date”).

This Information Statement is dated April 1, 2019. Only stockholders of record on the Record Date are entitled to receive this Information Statement.

II. INFORMATION CONCERNING THE CORPORATE ACTION TAKEN

Approval of Adoption of the Amendment

The Compensation Committee of the Board approved the Amendment at its regularly scheduled meeting on February 25, 2019. Adoption of the Amendment was approved on February 28, 2019 by the written consent of AXA S.A. (“AXA”), the holder of 313,162,500 shares of the Common Stock as of the Record Date, representing approximately 60.0% of the shares of outstanding Common Stock on the Record Date.

Description of the Amendment

The Amendment increased the number of Common Stock available for issuance in connection with equity awards granted under the Plan by two million shares.

Subject to adjustment as described in the Plan, the aggregate number of shares of Common Stock available for issuance under the Plan will now be equal to 7,200,000 shares of Common Stock. Shares issued under the Plan may be authorized but unissued shares or shares reacquired by EQH. The number or amount of shares of stock, other property or cash covered by outstanding awards, the number and type of shares of stock that have been authorized for issuance under the Plan, the exercise or purchase price of each outstanding award, and the other terms and conditions of outstanding awards, will be subject to adjustment in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of EQH or other similar transaction affecting our Common Stock.

This description of the Plan is subject to, and qualified in its entirety by, the Plan, which has been filed in its amended form as Exhibit 10.61 to the EQH Form 10-K filed with the SEC on March 8, 2019.

Approval of the Corporate Action

Section 228 of the DGCL and our Certificate of Incorporation provide that any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if consents in writing shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Accordingly, the written consent by the holder of a majority of the outstanding shares of the Common Stock is sufficient to approve the adoption of the Plan.

On the Record Date, EQH’s authorized capital stock consisted of 2,000,000,000 shares of Common Stock, of which 522,335,074 shares were issued and outstanding. Each outstanding share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the stockholders.

On the Record Date, AXA held voting power over 313,162,500 shares of Common Stock, representing approximately 60.0% of outstanding shares of Common Stock. AXA consented in writing on February 28, 2019 to the adoption of the Amendment. Such vote constituted approval of the proposed corporate action by approximately 60.0% of the issued and outstanding shares of Common Stock. Since this stockholder had sufficient voting power to approve the corporate action through their ownership of Common Stock, no consent or approval of the corporate actions by any other stockholder was solicited. EQH has obtained all necessary corporate approval in connection with the adoption of the Amendment. No vote or other action on your part is required or requested.

Effective Date of the Corporate Action

The corporate action will become effective twenty days from the date this Information Statement is first mailed to our stockholders. The Board may revoke any proposed corporate action before it is acted on without further approval of the stockholders if the Board determines that the action no longer is in the best interests of EQH and its stockholders.

Availability of Materials

A copy of this Information Statement is available on our investor relations website at ir.axaequitableholdings.com.

III. DISSENTERS’ RIGHT OF APPRAISAL

No dissenters’ or appraisal rights are available under our Certificate of Incorporation, Amended and Restated By-laws or the DGCL in connection with the corporate action described herein.

IV. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of February 1, 2019 with respect to the ownership of our Common Stock by:

•	each person known to own beneficially more than five percent of our Common Stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on approximately 521,905,236 shares of our common stock outstanding as of February 1, 2019.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o 1290 Avenue of the Americas, New York, New York 10104.

Holdings Common Stock

Name of Beneficial Owner	Number of Shares Owned	Percent of Class (%)
AXA(1)	313,162,500	60.0
Thomas Buberl	—	—
Gérald Harlin	—	—
Daniel G. Kaye	10,844		*
Ramon de Oliveira	8,844		*
Mark Pearson(2)	198,097		*
Bertrand Poupart-Lafarge	—	—
Karima Silvent	—	—
George Stansfield	—	—
Charles G. T. Stonehill	5,844		*
Seth Bernstein	8,351		*
Dave Hattem(3)	49,159		*
Jeffrey Hurd(4)	78,859		*
Nick Lane	—	—
Anders Malmström(5)	77,066		*
All current directors and executive officers as a group (14 persons)(6)	437,064		*
*	Number of shares listed represents less than one percent of the outstanding Holdings common stock.
(1)	Does not give effect to the up to 43,125,000 shares of our common stock that AXA would deliver upon exchange of the mandatorily exchangeable securities that AXA issued concurrently with the IPO. AXA continues to have the right to vote those shares until delivery. AXA’s principal place of business is 21-25 avenue Matignon, 75008 Paris, France.
(2)	Includes (i) 69,596 shares Mr. Pearson can acquire within 60 days under option plans, (ii) 85,937 shares of unvested EQH performance shares and (iii) 14,799 restricted stock units that will vest within 60 days.
(3)	Includes (i) 18,077 shares Mr. Hattem can acquire within 60 days under option plans and (ii) 22,322 shares of unvested EQH performance shares.
(4)	Includes (i) 32,538 shares Mr. Hurd can acquire within 60 days under option plans and (ii) 40,179 shares of unvested EQH performance shares.
(5)	Includes (i) 27,115 shares Mr. Malmström can acquire within 60 days under option plans, (ii) 33,483 shares of unvested EQH performance shares and (iii) 5,766 restricted stock units that will vest within 60 days.
(6)	Includes (i) 147,326 shares the directors and executive officers as a group can acquire within 60 days under option plans, (ii) 181,921 shares of unvested EQH performance shares and (iii) 20,565 restricted stock units that will vest within 60 days.

The following tables set forth information as of February 1, 2019 regarding the ownership of common stock of AXA and of AB Holding Units and AB Units by each of our directors and executive officers and by all of our directors and executive officers as a group.

AXA Common Stock(1)

Name of Beneficial Owner	Number of Shares Owned	Percent of Class (%)
Thomas Buberl(2)	600,193		*
Gérald Harlin(3)	590,021		*
Daniel G. Kaye	11,634		*
Ramon de Oliveira(4)	38,536		*
Mark Pearson(5)	423,964		*
Bertrand Poupart-Lafarge(6)	148,313		*
Karima Silvent(7)	62,298		*
George Stansfield(8)	373,877		*
Charles G. T. Stonehill(9)	2,694		*
Seth Bernstein	—	—
Dave Hattem(10)	123,368		*
Jeffrey Hurd	—	—
Nick Lane(11)	351,437		*
Anders Malmström(12)	129,308		*
All current directors and executive officers as a group (14 persons)(13)	2,855,643		*
*	Number of shares listed represents less than 1% of the outstanding AXA common stock.
(1)	Holdings of AXA American Depositary Shares (“ADS”) are expressed as their equivalent in AXA ordinary shares. Each AXA ADS represents the right to receive one AXA ordinary share.
(2)	Includes (i) 16,267 shares Mr. Buberl can acquire within 60 days under option plans, (ii) 325,220 unvested AXA performance shares and (iii) 51,720 units in AXA employee shareholding plans.
(3)	Includes (i) 99,800 shares Mr. Harlin can acquire within 60 days under option plans, (ii) 122,830 unvested AXA performance shares and (iii) 72,256 units in AXA employee shareholding plans.
(4)	Includes 4,361 shares Mr. de Oliveira can acquire within 60 days under option plans.
(5)	Includes (i) 48,486 shares Mr. Pearson can acquire within 60 days under option plans and (ii) 203,470 unvested AXA performance shares.
(6)	Includes (i) 63,994 shares Mr. Poupart-Lafarge can acquire within 60 days under option plans, (ii) 53,891 unvested AXA performance shares and (iii) 18,272 units in AXA employee shareholding plans.
(7)	Includes (i) 4,539 shares Ms. Silvent can acquire within 60 days under option plans and (ii) 38,111 unvested AXA performance shares.
(8)	Includes (i) 32,268 shares Mr. Stansfield can acquire within 60 days under option plans, (ii) 157,724 unvested AXA performance shares and (iii) 123,436 units in AXA employee shareholding plans.
(9)	Includes 2,694 deferred stock units under The Equity Plan for Directors.
(10)	Includes (i) 35,019 shares Mr. Hattem can acquire within 60 days under option plans and (ii) 64,671 unvested AXA performance shares.
(11)	Includes (i) 108,337 shares Mr. Lane can acquire within 60 days under option plans (ii) 166,907 unvested AXA performance shares.
(12)	Includes (i) 36,807 shares Mr. Malmström can acquire within 60 days under option plans and (ii) 62,654 unvested AXA performance shares.
(13)	Includes (i) 449,878 shares the directors and executive officers as a group can acquire within 60 days under option plans, (ii) 1,195,478 unvested AXA performance shares and (iii) 265,684 units in AXA employee shareholding plans.

AB Holding Units and AB Units

	AllianceBernstein Holding L.P.			AllianceBernstein L.P.
Name of Beneficial Owner	Number of Units Owned(1)	Percent of Class (%)		Number of Units Owned(1)	Percent of Class (%)
Thomas Buberl	—	—		—	—
Gérald Harlin	—	—		—	—
Daniel G. Kaye	13,379		*	—	—
Ramon de Oliveira	13,379		*	—	—
Mark Pearson	—	—		—	—
Bertrand Poupart-Lafarge	—	—		—	—
Karima Silvent	—	—		—	—
George Stansfield	—	—		—	—
Charles G. T. Stonehill	—	—		—	—
Seth Bernstein(2)	314,574		*	—	—
Dave Hattem	—	—		—	—
Jeffrey Hurd	—	—		—	—
Nick Lane	—	—		—	—
Anders Malmström	—	—		—	—
All current directors and executive officers as a group (14 persons)	341,332		*	—	—
*	Number of AB Holding Units listed represents less than 1% of the units outstanding.
(1)	Excludes units beneficially owned by AXA and its subsidiaries.
(2)	Reflects 314,574 restricted AB Holding Units awarded to Mr. Bernstein pursuant to the CEO Employment Agreement that have not yet vested.

V. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the purposes of this section “Compensation of Directors and Executive Officers,” please refer to the following defined terms:

•	“AB” or “AllianceBernstein” means AB Holding and ABLP.
•	“AB Holding” means AllianceBernstein Holding L.P., a Delaware limited partnership.
•	“ABLP” means AllianceBernstein L.P., a Delaware limited partnership and the operating partnership for the AB business.
•	“AXA Equitable Life” means AXA Equitable Life Insurance Company, a New York corporation, a life insurance company and a wholly owned indirect subsidiary of Holdings.
•	“AXA Financial” means AXA Financial, Inc., a Delaware corporation and a wholly owned direct subsidiary of Holdings.
•	“Company” means AXA Equitable Holdings, Inc. and its consolidated subsidiaries, unless the context refers only to AXA Equitable Holdings, Inc. as a corporate entity.
•	“Holdings” means AXA Equitable Holdings, Inc. without its consolidated subsidiaries.
•	“IPO” means the initial public offering of Holdings’ common stock, completed on May 14, 2018.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Our 2018 Named Executive Officers are:

•	Mark Pearson, President and Chief Executive Officer
•	Anders Malmström, Senior Executive Vice President and Chief Financial Officer
•	Jeffrey Hurd, Senior Executive Vice President and Chief Operating Officer
•	Dave Hattem, Senior Executive Vice President, General Counsel and Secretary
•	Seth Bernstein, Senior Executive Vice President and Head of Investment Management and Research

As President and Chief Executive Officer of Holdings, Mr. Pearson is responsible for the business strategy and operations of the entire Company. The other 2018 Named Executive Officers assist him in his oversight of the Company as members of the Holdings Management Committee (the “Management Committee”). In addition to their responsibilities as members of the Management Committee, Messrs. Malmström, Hurd and Hattem are responsible for day-to-day management of various functions for our retirement and protection businesses as executives of AXA Equitable Life while Mr. Bernstein is responsible for day-to-day management of our investment management and research (“IM&R”) business as the Chief Executive Officer of AB.

Messrs. Pearson, Malmström, Hurd and Hattem (collectively, the “EQH Program Participants”) participate in Holdings’ compensation program for its executives (the “EQH Compensation Program”). Since AB has historically maintained its own plans and programs as a publicly-traded company, Mr. Bernstein participates in AB’s executive compensation program rather than the EQH Compensation Program. AB’s executive compensation is overseen by the AB Board and AB Compensation Committee as further described below.

EQH COMPENSATION PROGRAM

COMPENSATION PHILOSOPHY

The overriding goal of the EQH Compensation Program is to attract, retain and motivate top-performing executives dedicated to our long-term financial and operational success. To achieve this goal, the program incorporates metrics to measure our success and fosters a pay-for-performance culture by:

•	providing total compensation opportunities competitive with the levels of total compensation available at the companies with which we most directly compete for talent;
•	making performance-based variable compensation the principal component of executive pay to ensure that the financial success of executives is based on corporate financial and operational success;
•	setting performance objectives and targets for variable compensation arrangements that provide individual executives with the opportunity to earn above-target compensation by achieving above-target results;
•	establishing equity-based arrangements that align executives’ financial interests with those of our shareholders by ensuring the executives have a material financial stake in Holdings’ common stock and
•	structuring compensation packages and outcomes to foster internal equity.

COMPENSATION DECISION-MAKING PROCESS

Prior to the IPO

Prior to the IPO, Holdings was a wholly-owned indirect subsidiary of AXA, a French company. Accordingly, the EQH Program Participants’ compensation prior to 2018 was primarily based on AXA’s policies and related compensation plans and programs which were not geared toward standard practices for United States public companies in similar businesses.

In anticipation of the IPO, we engaged an independent compensation consultant, Pay Governance LLC (“Pay Governance”), in August 2017 to provide support in understanding industry practice in the United States and to assist in developing compensation policies and programs consistent with Holdings’ transition to a standalone public company. Since Holdings had not yet formed the Compensation Committee, Pay Governance’s work was overseen by management and certain members of the Board and was reviewed with the AXA Equitable Life Organization and Compensation Committee (the “OCC”), which consisted solely of independent directors. Prior to the IPO, the Board approved a number of compensation-related plans, policies and programs based on its review of the Pay Governance analyses discussed below and input from management and the OCC.

Compensation Peer Group Analysis

The first step in developing our compensation policies and programs was to establish a peer group against which those policies and programs would be assessed. Pay Governance assisted in the establishment of a peer group using a screening process under which nine potential peers were initially identified based on objective factors such as industry, geography and assets. This group was then supplemented by companies identified by management as competitors for talent and business. Finally, Pay Governance conducted a review of the peer groups used by others in our sector. The resulting Compensation Peer Group includes:

Compensation Peer Group
The Allstate Corporation

Ameriprise Financial, Inc.

Brighthouse Financial, Inc.

The Hartford Financial Services Group, Inc.

Lincoln National Corporation

Manulife Financial Corporation

Principal Financial Group, Inc.

Prudential Financial, Inc.

Sun Life Financial, Inc.

Unum Group

Voya Financial, Inc.

The purpose of the Compensation Peer Group is to inform - but not determine - compensation-related decisions. Specifically, we view a well-constructed peer group as a key part of a sound benchmarking process, but only a starting point since judgment is critical during both the benchmarking and compensation decision-making processes. We intend to review the Compensation Peer Group on an annual basis.

Compensation Practices Analysis

After the Compensation Peer Group was determined, Pay Governance conducted a comprehensive analysis of executive compensation practices and design features at the companies in the Compensation Peer Group as well as in the broader financial services sector (the “Pay Governance Practices Analysis”). The Pay Governance Practices Analysis focused on:

•	short-term incentive plan design,
•	long-term incentive plan design,
•	stock ownership guidelines,
•	perquisites,
•	claw-back policies,

•	severance practices and
•	retirement plan design.

Competitive Compensation Analysis

In addition to the Pay Governance Practices Analysis, in October 2017, Pay Governance performed a competitive compensation analysis for a number of executive positions, including the positions of Messrs. Pearson, Malmström and Hattem (the “Pay Governance Compensation Analysis”). Mr. Hurd’s position was not included in the Pay Governance Compensation Analysis since, at that time, he was not yet employed by the Company and the terms of his 2018 target direct compensation were under negotiation.

The Pay Governance Compensation Analysis was undertaken in accordance with our pre-existing target pay philosophy which Pay Governance confirmed was consistent with US practice:

Target Pay Philosophy
To provide competitive compensation opportunities by setting total target direct compensation for executive positions at the median for total compensation with respect to the pay for comparable positions at our peer companies, taking into account certain individual factors such as the specific characteristics and responsibilities of a particular executive’s position as compared to similarly situated executives at our peer companies.

Consistent with our target pay philosophy, the base salaries, annual cash incentive awards and equity-based awards of our executives are targeted at the median with respect to those of comparable positions at our peers, unless individual factors require otherwise. For example, an executive’s experience and tenure may warrant a lower initial amount with an adjustment to the median over time. Base salaries and targets are reviewed each year.

The Pay Governance Compensation Analysis focused on the components of direct compensation and included a review of two market reference points other than the Compensation Peer Group to provide a broad perspective of the market and ensure a more comprehensive view of practices both within and outside our more direct comparators. These market reference points include:

•	a broader group of diverse financial services companies with assets of $50 billion or more - this market data was used when reviewing compensation for positions for which the likely talent market is broader than the Compensation Peer Group and
•	a broad group of companies with revenues ranging from $6 billion to $20 billion - this market data was used when reviewing compensation for positions that could be sourced across industries.

Pay Governance measured and compared actual pay levels not only on a total direct compensation basis but also by component to review and compare specific compensation elements as well as the particular mix of fixed versus variable, short-term versus long-term and cash versus equity-based compensation at the peer companies.

Following the IPO

Since its formation at the time of the IPO, the Compensation Committee has been, and continues to be, responsible for the general oversight of our compensation programs. Accordingly, the Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our executives including:

•	reviewing and approving corporate goals and objectives relevant to the compensation of the executives,
•	evaluating the executives’ performance in light of those goals and objectives and determining their compensation level based on this evaluation and
•	reviewing and approving all compensation arrangements with executives.

The Compensation Committee is supported in its work by the Chief Executive Officer, our Human Resources Department and Pay Governance. Other than the Chief Executive Officer, no Named Executive Officer plays a decision-making role in determining the compensation of any other Named Executive Officer. Mr. Hurd plays an administrative role as described in the table below.

Person/Entity	Role
Chief Executive Officer
As Chief Executive Officer of Holdings, Mr. Pearson assists the Compensation Committee in its review of executive compensation other than his own. Mr. Pearson provides the Compensation Committee with his assessment of executive performance relative to the corporate and individual goals and other expectations set for the executives. Based on these assessments, he then provides his recommendations for the executives’ total compensation and the appropriate goals for each in the upcoming year. However, the Compensation Committee is not bound by his recommendations.

Human Resources
Human Resources performs many of the organizational and administrative tasks that underlie the Compensation Committee’s review and determination process and makes presentations on various topics. As Chief Operating Officer, Mr. Hurd oversees this work.

Pay Governance
In addition to its work prior to the IPO as described above, Pay Governance regularly attends Compensation Committee meetings and assists and advises the committee in connection with its ongoing review of executive compensation policies and practices. The Compensation Committee considered and confirmed Pay Governance’s independence pursuant to the listing standards of the New York Stock Exchange in November 2018. Pay Governance does not perform any work for management.

COMPENSATION COMPONENTS

The EQH Compensation Program includes the following key components:

Component	Description
Total Direct Compensation
Base Salary
What is it?
 Fixed compensation for services.

What is the purpose of it?
For executives, base salary is intended to provide a fair level of fixed compensation based on the position held, the executive’s career experience, the scope of the position’s responsibilities and the executive’s own performance.

Short-Term Incentive Compensation
What is it?
Variable annual cash incentive awards determined based on performance relative to corporate and individual goals.

What is the purpose of it?
 Short-term incentive compensation is intended to:

	•	align cash incentive awards with corporate financial results and strategic objectives and reward executives based on corporate and individual performance;
	•	enhance the performance assessment process with a focus on accountability;
	•	differentiate compensation based on individual performance; and
	•	provide competitive total annual compensation opportunities.

Component	Description
Total Direct Compensation
Equity-Based Awards
What is it?
 Incentive awards consisting of equity vehicles subject to multi-year vesting requirements based on performance requirements and continued service.

What is the purpose of it?
Equity-based awards are intended to:

	•	align long-term interests of award recipients with those of shareholders;
	•	provide competitive total compensation opportunities; and
	•	ensure focus on achievement of long-term strategic business objectives.
Other Compensation and Benefits
Retirement, Health and other Plans and Programs
What is it?
 A comprehensive program offering retirement savings, financial protection and other compensation and benefits.

What is the purpose of it?
Our compensation and benefits program is intended to attract and retain high caliber executives and other employees by offering programs that assist with their long-term financial support and security.

Termination Benefits
Severance Benefits
What is it?

Temporary income payments and other benefits provided for certain types of terminations of employment.

What is the purpose of it?

Severance benefits are intended to treat employees fairly at termination and provide competitive total compensation packages.

Change-in-Control Benefits
What is it?

Benefits in the event of a termination related to a change in control.

What is the purpose of it?

Change-in-control benefits are intended to retain executives and incent efforts to maximize shareholder value during a change in control.

Compensation Arrangements

Mr. Pearson is the only EQH Program Participant with an employment agreement. Under Mr. Pearson’s agreement, his employment will continue until he is age 65 unless the employment agreement is terminated earlier by Mr. Pearson or the Company on 30 days’ prior written notice.

As a new hire, Mr. Hurd entered into a letter agreement with AXA Equitable Life dated November 3, 2017 containing the terms of his 2018 target direct compensation. The terms of Mr. Hurd’s letter agreement were negotiated in the fall of 2017 and took into consideration his compensation from his previous employer as well as the importance of establishing the Chief Operating Officer position to facilitate the IPO. Prior to the IPO, the Board approved the terms contained in Mr. Hurd’s letter agreement, including a sign-on bonus of $300,000 that was paid to induce him to join the Company.

Base Salary

The Board reviewed the base salaries of the EQH Program Participants prior to the IPO and made certain adjustments in light of its review of the Pay Governance Compensation Analysis and input from management and the OCC. The following table shows the annual rate of base salary of the EQH Program Participants both before and after adjustment:

EQH Program Participant	Annual Rate of Base Salary Prior to Adjustment	Adjustment	2018 Annual Rate of Base Salary
Mr. Pearson	$1,252,000	N/A	$1,252,000
Mr. Malmström	$660,000	$50,000	$710,000
Mr. Hurd	$900,000	N/A	$900,000
Mr. Hattem	$609,000	$91,000	$700,000

None of the EQH Program Participants other than Mr. Pearson is entitled to a minimum rate of base salary. Under Mr. Pearson’s employment agreement, he is entitled to a minimum rate of base salary of $1,225,000 per year, except that his rate of base salary may be decreased in the case of across-the-board salary reductions similarly affecting all AXA Equitable Life officers with the title of Executive Director or higher.

The base salaries earned by the EQH Program Participants in 2018, 2017 and 2016 are reported in the Summary Compensation Table included below.

Short-Term Incentive Compensation

Variable cash incentive awards are generally available for the EQH Program Participants under the AXA Equitable Holdings, Inc. Short-Term Incentive Compensation Plan (the “STIC Plan”) which was approved by the Board prior to the IPO. The STIC Plan is an ongoing “umbrella” plan that allows the Compensation Committee or Board to establish annual programs setting forth performance goals and other terms and conditions applicable to cash incentive awards for employees.

The Board approved performance objectives and their relative weightings for a 2018 variable cash incentive award program under the STIC Plan (the “2018 STIC Program”) prior to the IPO. The EQH Program Participants were all eligible for awards under the 2018 STIC Program. The amount of an EQH Program Participant’s individual award under the 2018 STIC Program was determined by multiplying his 2018 STIC Program award target (his “STIC Target”) by a funding percentage (the “Final Funding Percentage”) and by his “Individual Assessment Percentage” as further described below. The calculation is as follows, subject to a maximum award of 200% of an executive’s STIC Target:

2018 STIC Target	X	Final Funding Percentage	X	Individual Assessment Percentage	=	2018 STIC Program Award

This section describes each element of the award calculation.

STIC Targets

The Board reviewed the STIC Targets of the EQH Program Participants prior to the IPO and made certain adjustments in light of its review of the Pay Governance Compensation Analysis and input from management and the OCC. The following table shows the STIC Targets of the EQH Program Participants both before and after adjustment:

EQH Program Participant	STIC Target Prior to Adjustment	Adjustment	Current 2018 STIC Target
Mr. Pearson	$2,128,400	N/A	$2,128,400
Mr. Malmström	$800,000	$200,000	$1,000,000
Mr. Hurd	$1,500,000	N/A	$1,500,000
Mr. Hattem	$650,000	$100,000	$750,000

We generally do not provide guaranteed annual incentive awards for any executives, except for certain limited guarantees for new hires. For example, Mr. Hurd was guaranteed a 2018 STIC Program award equal to his STIC Target of $1.5 million. Other than Mr. Hurd, no EQH Program Participant was guaranteed a cash incentive award under the 2018 STIC Program.

Final Funding Percentage

Performance Objectives

A preliminary funding percentage (the “Initial Funding Percentage”) for the 2018 STIC Program for the EQH Program Participants was determined by measuring corporate performance with respect to certain financial and other performance objectives reflecting our key performance indicators. Multiple key performance objectives were chosen to incent performance across a range of activities and balance different types of metrics.

The 2018 STIC Program performance objectives and their relative weightings were:

•	Non-GAAP Operating Earnings - 50%
•	Premiums and Flows - 25%
•	Strategic Initiatives - 25%
Non-GAAP Operating Earnings
What is it?
Non-GAAP Operating Earnings is an after-tax financial measure used to evaluate our financial performance that is determined by making certain adjustments to our after-tax net income attributable to Holdings. Specifically, it excludes items that can be distortive or unpredictable from the results of operations and focuses on corporate performance with respect to ongoing operations. Accordingly, it is used as the basis for management’s decision-making.

Non-GAAP Operating Earnings is a financial measure that is not computed in accordance with U.S. GAAP. Please see “Management’s Discussion And Analysis of Financial Condition and Results of Operations-Key Operating Measures-Non-GAAP Operating Earnings” for a more complete description of the calculation of Non-GAAP Operating Earnings.

Why do we use it?
Non-GAAP Operating Earnings was chosen as a performance objective for the 2018 STIC Program, and is the most highly weighted performance objective for 2018, due to our belief that it is the strongest indicator of corporate performance for a year.

Premiums and Flows
What is it?
The Premiums and Flows performance objective measured the 2018 premiums of our Protection Solutions business, the 2018 net cash flows of our Group Retirement, IM&R and AXA Advisors broker-dealer (“Advisors B/D”) businesses and the 2018 net cash flows of our Individual Retirement business, excluding flows related to fixed rate GMxB products.

Why do we use it?	Premiums and Flows was chosen as a performance objective for the 2018 STIC Program due to our belief that it is a strong indicator of future profitability and the competitiveness of our products.
Strategic Initiatives
What is it?
The Strategic Initiatives performance objective measured corporate performance with respect to specific 2018 goals set for certain ongoing initiatives required to ensure Holdings’ successful transition to a standalone public company, including:

	•	creation and augmentation of the operational and technological capabilities necessary for a standalone public entity;
	•	execution of general account optimization and growth and expense initiatives;
	•	reallocation of our real estate footprint;
	•	unwind of reinsurance provided to AXA Equitable Life by a captive reinsurer for certain variable annuities with guarantees (the “GMxB Unwind”);
	•	execution of Holdings’ bond issuance;

	•	implementation of a new hedging program;
	•	achievement of our annualized premium equivalent sales budget;
	•	augmentation of key leadership and staff and
	•	achievement of our target payout ratio of at least 40-60% of Non-GAAP Operating Earnings on an annualized basis.
Why do we use it?	Strategic Initiatives was chosen as a performance objective for the 2018 STIC Program to ensure employees’ focus on the critical activities required to ensure our future success.

The performance objectives were determined based on our strategy and focus at the time of the program’s design. Accordingly, the performance objectives and their weightings for future years may vary as different metrics become more relevant.

Calculation of Initial Funding Percentage

The Initial Funding Percentage was determined based on corporate performance with respect to targets approved by the Compensation Committee for each performance objective. For Non-GAAP Operating Earnings and Premiums and Flows, the targets were numerical. For each Strategic Initiative, the target was set as the accomplishment of the 2018 goal for that initiative. Once set, the targets for each performance objective were not permitted to change during the course of the year except for exceptional circumstances as determined by the Compensation Committee. The Compensation Committee did not make any changes to the targets.

Performance at target for a performance objective results in a contribution to the Initial Funding Percentage equal to that performance objective’s weighting. Accordingly, performance at target for all of the performance objectives would result in an Initial Funding Percentage of 100%. Performance below target for a performance objective results in a decreased contribution to the Initial Funding Percentage down to a minimum of 0%. Performance above target for a performance objective results in an increased contribution to the Initial Funding Percentage up to a maximum of twice the performance objective’s weighting. Accordingly, the Initial Funding Percentage could range from 0% to 200%.

The Non-GAAP Operating Earnings and Premiums and Flows performance objectives were also assigned caps and floors that were approved by the Compensation Committee. The cap and floor for the Non-GAAP Operating Earnings performance objective were set at +/- 20% of target while the caps and floors for the Premiums and Flows performance objective were set at +/- 15% of target. Performance at the cap or higher for a performance objective results in that performance objective’s maximum contribution to the Initial Funding Percentage. Performance at the floor or lower results in no contribution to the Initial Funding Percentage by the performance objective.

The Strategic Initiatives’ performance objective was not assigned specific caps or floors. Rather, its contribution to the Initial Funding Percentage (which could range from 0% to 50% as described above) was determined by Mr. Pearson’s qualitative assessment of performance with respect to each goal.

The Initial Funding Percentage was 120%. The following table presents the target and actual results for each of the performance objectives, along with their floors, caps, relative weightings and ultimate contribution to the Initial Funding Percentage. All amounts listed for floors, caps, target and actual results are in millions of U.S. dollars.

Performance Objective	Floor	Target	Cap	Weight	Actual Results	Contribution to Initial Funding Percentage
Non-GAAP Operating Earnings	$1,597	$1,996	$2,395	50%	$2,166	71%
Premiums and Flows
IM&R	$2,550	$3,000	$3,450	5%	$(8,168)	—%
Individual Retirement	$2,566	$3,019	$3,472	8.75%	$2,913	7%
Group Retirement	$188	$222	$255	5%	$96	—%
Protection Solutions	$213	$251	$289	5%	$246	4%
Advisors B/D	$1,893	$2,227	$2,561	1.25%	$3,023	3%
Strategic Initiatives	N/A	2018 goals met	N/A	25%	2018 goals met/ exceeded	35%

Note: For results in-between the floor and target and target and cap, the contribution to the Initial Funding Percentage is determined by linear interpolation.

Mr. Pearson determined that the Strategic Initiatives performance objective’s contribution to the Initial Funding Percentage would be 35% since all goals were met or exceeded. Mr. Pearson noted, among other items, that:

•	the General Account optimization initiative finished the year ahead of plan with investment income above its 2018 goal in spite of a flat yield curve;
•	the structuring and execution of the GMxB Unwind resulted in a more positive impact to the total company risk-based capital ratio than expected;
•	the execution of Holdings’ bond issuance enabled us to lock in lower cost over a longer period than peers; and
•	the actual payout ratio for 2018 exceeded guidance.

Determination of Final Funding Percentage

Once the Initial Funding Percentage was calculated as described above, it was reviewed by the Compensation Committee which had responsibility for determining the Final Funding Percentage. In making its determination, the Compensation Committee had discretion to increase or decrease the Initial Funding Percentage by twenty percentage points based on any relevant circumstances determined by the committee, provided that it could not increase the Initial Funding Percentage above the maximum of 200%.

Upon the recommendation of management, the Compensation Committee decreased the Initial Funding Percentage by six percentage points to determine the Final Funding Percentage of 114%. The decrease was made to eliminate the positive impact to Non-GAAP Operating Earnings of actuarial assumptions related to certain annuity business written under prior management since the impacts of those actuarial assumption changes were not reflective of any current management decisions.

Individual Assessment Percentage and Approval of Awards

An EQH Program Participant’s Individual Assessment Percentage is based on his individual performance and demonstrated leadership behaviors and can range from 0% to 130%. The Compensation Committee reviewed the 2018 performance of each EQH Program Participant as well as Mr. Pearson’s recommendations for each EQH Program Participant’s Individual Assessment Percentage and 2018 STIC Program award. Based on its assessment of each EQH Program Participant’s performance, the Compensation Committee approved the amount of the 2018 STIC Program awards for each EQH Program Participant.

In making its recommendations, the Compensation Committee took into account the factors that it deemed relevant, including the following accomplishments achieved in 2018 by the EQH Program Participants.

Mr. Pearson
Accomplishments	Ensured the Company met or exceeded its key core metrics, including:
	•	delivered Non-GAAP Operating Earnings of $2,166 million with a Non-GAAP Operating Return on Equity of 14.9%, both ahead of target;
	•	returned $791 million of capital to shareholders, including $649 million through our share repurchase program and $142 million in the form of dividends; and
	•	delivered EPS of $3.89
Drove improved results for each business segment, including:
	•	Individual Retirement operating earnings increased 24.2% to $1.6 billion;
	•	Group Retirement operating earnings increased 37.5% to $389 million and net flows of $96 million marked the sixth straight year of positive flows;
	•	Investment Management and Research adjusted operating margin increased by 140 basis points from 29%; and
	•	Protection Solutions saw continued sales momentum as annualized premiums increased 8% year-over-year.

Provided overall leadership and direction for successful IPO and debut bond offering
Established public company leadership and corporate governance framework including recruitment of key hires and promotion of internal talent
Ensured on-track delivery of our strategic priorities including our general account optimization and productivity and growth initiatives
Established strong relationships with investor community

Continued to ensure a culture of inclusion, professional excellence and continuous learning, resulting in external recognitions for consecutive years from the Great Place to Work Institute and the Disability Equality Index

2018 STIC Program Award	$2,911,651
Mr. Malmström
Accomplishments
Provided leadership and direction for Finance activities related to the IPO, including preparation of historical financial statements, roadshow presentations, negotiations with underwriters and other parties

Effectively oversaw Finance activities related to the recapitalization of Holdings and GMxB Unwind, including execution of bond issuance and new credit facilities

Restructured the Finance organization, including streamlining the reporting structure, making key hires, creating new Investor Relations team and supporting the company’s efforts to reduce footprint in metro New York

Drove risk management strategy, including development and implementation of new hedging strategy, maintaining hedge efficiency ratio at high levels and establishing new economic model and risk framework to operationalize and produce results across segments

Established strong relationships with investor community, playing a key role in communications with investors, analysts and ratings agencies

2018 STIC Program Award	$1,299,600
Mr. Hurd
Accomplishments
Provided leadership and direction for the IPO, including the building of stand-alone public company capabilities throughout the organization

Implemented program to evaluate, enhance and continuously improve the end-to-end financial reporting process across the enterprise, focusing on people, process and technology

Played a key role in recruitment and hiring of leaders in critical roles to augment and enhance the organization’s leadership capability

Led planning and execution of activities around the separation from AXA Group, including management of the transition services agreement, development of critical IT capabilities and evaluation and amendment of critical third-party contracts

Provided direction for the governance and oversight of the full portfolio of strategic company investments and projects, leading to $42 million in efficiency benefits on a target of $38 million

Drove a refreshed strategy and approach to diversity and inclusion to ensure we reflect a trusting, inclusive and empowering culture with concrete actionable initiatives tailored to our organization
2018 STIC Program Award	$2,080,000
Mr. Hattem
Accomplishments
Provided leadership and direction for Law Department activities related to the IPO, including drafting of registration statement and amendments, obtaining required regulatory approvals and implementing corporate restructuring

Effectively oversaw Law Department activities related to the recapitalization of Holdings, including negotiation of bond issuance and new credit facilities and approval of the New York State Department of Financial Services regarding the GMxB Unwind

Played key role in establishment of public company corporate governance framework for Holdings and negotiation of shareholder and other agreements with AXA

Supported company’s efforts to reallocate its real estate footprint by overseeing related legal work and moving legal positions to Charlotte while maintaining high-quality of legal advice

Supported company’s diversity and inclusion efforts by actively participating in Tandem Sponsorship Program designed to increase the exposure and visibility of female employees to executive management and sponsoring Law Department initiatives designed to maintain the department’s diversity of experience, background, expertise and perspective

2018 STIC Program Award	$1,040,000

The annual cash incentive awards and bonuses earned by the EQH Program Participants in 2018, 2017 and 2016 are reported in the Summary Compensation Table included below.

Equity-Based Awards

In 2017 and prior years, annual equity-based awards for the EQH Program Participants other than Mr. Hurd were available under the umbrella of AXA’s global equity program. Equity-based awards were also granted from time to time to executives outside of AXA’s global equity program as part of a sign-on package or as a retention vehicle. The value of the equity-based awards granted in 2017 and prior years was linked to the performance of AXA’s stock.

Following the IPO, the Compensation Committee has granted and will continue to grant equity-based awards under the AXA Equitable Holdings, Inc. 2018 Omnibus Incentive Plan (the “2018 Equity Plan”). The 2018 Equity Plan is an umbrella plan approved by the Board and our shareholder prior to the IPO that allows the Compensation Committee to approve the grant of equity-based awards under annual programs with varying terms and conditions.

The Compensation Committee approves annual grants of equity-based awards at its regularly scheduled February meeting. Equity-based awards may also be granted from time to time as part of a sign-on package or retention vehicle. The Compensation Committee has not delegated any authority to management to grant equity-based awards.

This section describes the terms of:

•	annual equity-based awards that were granted to the EQH Program Participants by the Compensation Committee (and approved by a subcommittee of the Compensation Committee composed entirely of independent directors) after the IPO;

•	certain one-time equity-based awards (“Transaction Incentive Awards”) granted to the EQH Program Participants by the Board prior to the IPO; and
•	certain payouts Messrs. Pearson, Malmström and Hattem received in 2018 under a prior AXA equity-based award plan.

2018 Annual Equity-Based Awards

The equity-based awards for the EQH Program Participants granted under the 2018 equity program established under the 2018 Equity Plan (the “2018 Equity Program”) consisted of a mix of equity vehicles including both “full value” (restricted stock units and performance shares) and “appreciation only” (stock options) vehicles. All vehicles contain vesting requirements related to service and the performance shares also require the satisfaction of certain performance criteria related to corporate performance to obtain a payout. This mix of equity vehicles was chosen to ensure alignment with corporate performance while retaining the ability to retain, motivate and reward the executives in the event of changes in the business environment or cycle.

The dollar value of the awards to each EQH Program Participant were approved by the Board prior to the IPO. This dollar value was then allocated between the different equity vehicles. Performance shares received the highest allocation in accordance with our pay-for-performance culture. All individual equity grants were approved by the Compensation Committee at its regularly-scheduled meeting on May 16, 2018, with a grant date of May 17, 2018 for restricted stock units and performance shares and June 11, 2018 for stock options.

The following table provides an overview of the different equity vehicles.

Vehicle	Description	Type	Payout Requirements	Allocation Percentage
EQH RSUs	Restricted stock units that will be settled in shares of Holdings’ common stock.	Full Value	Service	25%
EQH Stock Options	Stock options entitling the executives to purchase shares of Holdings common stock.	Appreciation Only	Service	25%
EQH Performance Shares	Performance shares that will be settled in shares of Holdings’ common stock.	Full Value	Service and Satisfaction of Performance Criteria	50%

EQH RSUs

EQH RSUs have a vesting schedule of approximately three years, with one-third of the grant vesting on each of March 1, 2019, March 1, 2020 and March 1, 2021. EQH RSUs receive dividend equivalents with the same vesting schedule as their related units. The value of EQH RSUs will increase or decrease depending entirely on the price of Holdings’ common stock.

EQH Stock Options

EQH Stock Options have a term of approximately ten years and a vesting schedule of approximately three years, with one-third of the grant vesting on each of March 1, 2019, March 1, 2020 and March 1, 2021. The exercise price for the EQH Stock Options is $21.34, which was the closing price for Holdings’ common stock on the grant date. The value of the EQH Stock Options depends entirely on increases in the price of Holdings’ common stock.

EQH Performance Shares

EQH Performance Shares cliff vest after approximately three years on March 1, 2021. EQH Performance Shares receive dividend equivalents with the same vesting schedule as their related shares and were granted unearned. Two types of EQH Performance Shares were granted:

•	ROE Performance Shares EQH Performance Shares that may be earned based on the Company’s performance against certain targets for its Non-GAAP Operating Return on Equity (“Non-GAAP Operating ROE”) and

•	TSR Performance Shares - EQH Performance Shares that may be earned based on Holdings’ total shareholder return relative to its performance peer group (“Relative TSR”).

Non-GAAP Operating ROE and Relative TSR were chosen as the performance metrics for the EQH Performance Shares because they are important to our shareholders and critical to value creation. When approving these performance metrics, the Compensation Committee considered that, as a best practice, the performance shares should contain metrics that differ from the performance objectives contained in the 2018 STIC Program and that reflect both relative and absolute results.

Non-GAAP Operating ROE
What is it?
Non-GAAP Operating ROE is a financial measure used to evaluate our capital efficiency and recurrent profitability. It is determined by dividing Non-GAAP Operating Earnings by the consolidated average equity attributable to Holdings, excluding accumulated other comprehensive income.

Non-GAAP Operating ROE is a financial measure that is not computed in accordance with U.S. GAAP. Please see “Management’s Discussion And Analysis of Financial Condition and Results of Operations-Key Operating Measures-Non-GAAP Operating ROE” for a more complete description of the calculation of Non-GAAP Operating ROE.

Why do we use it ?	Non-GAAP Operating ROE was selected as a performance metric because it measures how well we use our capital to generate earnings growth, a critical component of value creation for our shareholders.
Relative TSR
What is it?	Relative TSR compares the total amount a company returns to investors during a designated period, including both capital gains and dividends, to such amounts returned by the company’s peers.
Why do we use it?	Relative TSR was selected as a performance metric to ensure that payouts are aligned with the experience of Holdings’ shareholders and to create incentives to outperform peers.

ROE Performance Shares

The number of ROE Performance Shares that are earned will be determined at the end of the performance period (January 1, 2018 - December 31, 2020) by multiplying the number of unearned ROE Performance Shares granted by the “Final ROE Performance Factor.” The Final ROE Performance Factor will be determined by averaging the “ROE Performance Factor” for each of the three calendar years in the ROE Performance Period. Specifically, the Company will be assigned target, maximum and threshold amounts for Non-GAAP Operating ROE for each of 2018, 2019 and 2020 that will determine the “ROE Performance Factor” for the applicable year as follows:

If Non-GAAP Operating ROE for the applicable year equals…	The ROE Performance Factor for the applicable year will equal…
Maximum Amount (or greater)	200%
Target Amount	100%
Threshold Amount	25%
Below Threshold	0%

Note: For results in-between the threshold and target and target and maximum amounts, the ROE Performance Factor for the applicable year will be determined by linear interpolation.

TSR Performance Shares

The number of TSR Performance Shares that are earned will be determined at the end of a performance period (May 17, 2018 - December 31, 2020) by multiplying the number of unearned TSR Performance Shares by the “TSR Performance Factor.” The TSR Performance Factor will be determined as follows, subject to a cap of 100% if Holdings’ total shareholder return for the performance period is negative:

If Relative TSR for the TSR Performance Period is…	The TSR Performance Factor will equal…
87.5th percentile or greater (maximum)	200%
50th percentile (target)	100%
30th percentile (threshold)	25%
Below 30th percentile	0%

Note: For results in-between the threshold and target and target and maximum amounts, the TSR Performance Factor will be determined by linear interpolation.

The peer group for determining Relative TSR was chosen to reflect our specific mix of businesses as well as our competitors for capital, business and executive talent. Accordingly, in addition to the Compensation Peer Group, it includes four prominent asset management companies with assets under management similar in scope to that of AB (Eaton Vance Corp, Invesco Ltd., Legg Mason, Inc. and T. Rowe Price) and an additional insurance company (Torchmark) to ensure a 75%/25% retirement and protection to asset management company mix and a robust peer set.

Equity Targets

The Board reviewed the Equity Targets of the EQH Program Participants prior to the IPO and made certain adjustments in light of its review of the Pay Governance Compensation Analysis and input from management and the OCC. The following table shows the Equity Targets of the EQH Program Participants both before and after adjustment:

EQH Program Participant	Equity Target Prior to Adjustment	Adjustment	2018 Equity Target
Mr. Pearson	$2,350,000	$1,500,000	$3,850,000
Mr. Malmström	$800,000	$700,000	$1,500,000
Mr. Hurd	$1,800,000	N/A	$1,800,000
Mr. Hattem	$750,000	$250,000	$1,000,000

We do not provide guaranteed equity-based awards for any employees, except for certain limited guarantees for new hires. For example, Mr. Hurd was guaranteed a 2018 Equity Program award of $1.8 million. Other than Mr. Hurd, no EQH Program Participant was guaranteed an award under the 2018 Equity Program.

Award Amounts

Each EQH Program Participant received an award under the 2018 Equity Program. The Board determined the U.S. dollar value of each award prior to the IPO based on the EQH Program Participants’ Equity Targets, its review of each executive’s potential future contributions, its consideration of the importance of retaining the executive in his or her current position and its review of the Pay Governance Compensation Analysis.

The amounts granted to the EQH Program Participants were as follows:

EQH Program Participant	Total US Dollar Value of Award
Mr. Pearson	$3,850,000
Mr. Malmström	$1,500,000
Mr. Hurd	$1,800,000
Mr. Hattem	$1,000,000

The amounts granted were determined as follows:

•	To determine the amount of EQH RSUs granted to each EQH Program Participant, 25% of his total award value was divided by the fair market value of Holdings’ common stock on the grant date.
•	To determine the amount of EQH Stock Options granted to each EQH Program Participant, 25% of his total award value was divided by the value of an EQH Stock Option on the grant date which was determined using a Black-Scholes pricing methodology based on assumptions which may differ from the assumptions used in determining the option’s grant date fair value based on FASB ASC Topic 718.
•	To determine the amount of ROE Performance Shares granted to each EQH Program Participant, 25% of his total award value was divided by the fair market value of Holdings’ common stock on the grant date.
•	To determine the amount of TSR Performance Shares granted to each EQH Program Participant, 25% of his total award value was divided by a price determined using a Monte Carlo valuation.

Termination of Employment and Restrictive Covenants

Generally, if an EQH Program Participant terminates employment, his 2018 equity-based award will be forfeited with certain exceptions in the case of involuntary termination without cause after March 1, 2019 and termination due to death or disability. Also, in the event that an EQH Program Participant who is at least age 55 with ten years of service terminates employment after March 1, 2019, his equity-based award will continue to vest. Accordingly, since both Mr. Pearson and Mr. Hattem meet these age and service requirements, they will not forfeit their equity-based awards due to any service condition.

In the event that an EQH Program Participant who retains all or a portion of his equity-based award following termination of employment violates certain non-competition and non-solicitation covenants contained in his award agreement, any remaining portion of his award at the time of violation will be immediately forfeited. Also, any portion of his award that vested after termination, and any shares or cash issued upon exercise or settlement of that vested portion, will be immediately forfeited or paid to the Company together with all gains earned or accrued.

Detailed information on the 2018 Equity Program awards for each of the EQH Program Participants is reported in the 2018 Grants of Plan-Based Awards Table included below.

2018 Transaction Incentive Awards

Transaction Incentive Awards for each of the EQH Program Participants were approved by the Board under the 2018 Equity Plan at the time of the IPO. Transaction Incentive Awards were one-time awards granted to key executives who were critical to the success of the IPO to:

•	incentivize their performance in connection with the preparation and successful execution of the IPO;
•	encourage their retention during and after the IPO;
•	establish a meaningful stake in Holdings’ common stock for each executive; and
•	further align their interests with those of our shareholders.

All Transaction Incentive Awards were paid in the form of restricted stock units that will be settled in shares of Holdings’ common stock. The amount of the restricted stock units granted to each EQH Program Participant was determined by dividing his award value by the IPO price of $20.

The amounts received by the EQH Program Participants are listed in the table below.

EQH Program Participant	U.S. Dollar Award Value
Mr. Pearson	$3,700,000
Mr. Malmström	$1,480,000
Mr. Hurd	$740,000
Mr. Hattem	$1,480,000

Vesting

Fifty percent of the restricted stock units will vest based on continued service (the “Service Units”) and fifty percent will vest based on the performance of Holdings’ share price (“Performance Units”) as follows:

Type Of Units	Vesting Requirements
Service Units	50% of the Service Units vested on November 14, 2018;
25% of the Service Units will vest on May 10, 2019; and
25% of the Service Units will vest on May 10, 2020.
Performance Units
Condition #1 - if, prior to May 10, 2020, the average closing price of a share of Holdings’ common stock for thirty consecutive days is at least equal to $26, all Performance Units will immediately vest;

Condition #2 - if Condition #1 is not met but, prior to May 10, 2023, the average closing price of a share of Holdings’ common stock for thirty consecutive days is at least equal to $30, all Performance Units will immediately vest; and

Condition #3 - if neither Condition #1 or Condition #2 is met, fifty percent of the Performance Units will vest on May 10, 2023. The remaining 50% of the Performance Units will be forfeited.

None of the Performance Units vested in 2018 since the performance conditions were not met.

Termination of Employment

The rules related to termination of employment applicable to the Transaction Incentive Awards are generally identical to those applicable to the annual equity-based awards described above, provided that the Transaction Incentive Awards do not continue to vest based on the satisfaction of any age and service requirements.

Detailed information on the Transaction Incentive Awards granted to each of the EQH Program Participants is reported in the 2018 Grants of Plan-Based Awards Table included below.

2018 Equity-Based Award Payouts

In 2018, Messrs. Pearson, Malmström and Hattem received a payout under the 2014 AXA International Performance Shares Plan (the “2014 AXA Performance Shares Plan”). Under the 2014 AXA Performance Shares Plan, 50% of the AXA performance shares granted to a participant had a cliff vesting schedule of three years (first tranche) and the remaining 50% had a cliff vesting schedule of four years (second tranche).

The number of AXA performance shares earned was determined for the first tranche at the end of a two-year performance period starting on January 1, 2014 and ending on December 31, 2015 and for the second tranche at the end of a three-year performance period starting on January 1, 2014 and ending on December 31, 2016, by multiplying the number of AXA performance shares granted for the applicable tranche by a performance percentage determined based on the performance of AXA Group and our retirement and protection businesses over the applicable performance period. The performance percentage for the first tranche was 123.77% and the performance percentage for the second tranche was 122.92%.

Detailed information on the payouts of 2014 AXA performance shares in 2018 is reported in the 2018 Option Exercises and Stock Vested Table included below.

Other Compensation and Benefit Programs

Benefit Plans

All AXA Equitable Life employees, including the EQH Program Participants, are offered a benefits program that includes health and disability coverage, life insurance and various deferred compensation and retirement benefits. In addition, certain benefit programs are offered for executives that are not available to non-executive employees. The overall program is periodically reviewed to ensure that the benefits it provides continue to serve business objectives and remain cost-effective and competitive with the programs offered by large diversified financial services companies.

Qualified Retirement Plans
Why do we offer them?	We believe that qualified retirement plans encourage long-term service.
What plans are offered?	The AXA Equitable 401(k) Plan (the “401(k) Plan”)
The 401(k) Plan is a tax-qualified defined contribution plan offered for eligible employees who may contribute to the 401(k) Plan on a before-tax, after-tax or Roth 401(k) basis (or any combination of the foregoing) up to tax law and plan limits. The 401(k) Plan also provides for discretionary performance-based contributions and employer contributions as follows:

•
the discretionary performance-based contribution for a calendar year is based on corporate performance for that year and ranges from 0% to 4% of annual eligible compensation (subject to tax law limits). A performance-based contribution of 1.5% of annual eligible compensation was made for the 2018 plan year and

•
the employer contribution for a calendar year is: (i) 2.5% of eligible compensation up to the Social Security Wage Base ($128,400 in 2018) plus, (ii) 5.0% of eligible compensation in excess of the Social Security Wage Base, up to the qualified plan compensation limit ($275,000 in 2018).

Effective January 1, 2019, a 3% employer matching contribution was added for participants’ voluntary deferrals under the plan. All of the EQH Program Participants were eligible to participate in the 401(k) Plan in 2018.

The AXA Equitable Retirement Plan (the “Retirement Plan”)

The Retirement Plan is a tax-qualified defined benefit plan that was previously offered to eligible employees. Prior to its freeze in December 2013, the Retirement Plan provided a cash balance benefit. Mr. Pearson and Mr. Hattem participate in the Retirement Plan.

Excess Retirement Plans
Why do we offer them?	We believe that excess plans are an important component of competitive market-based compensation in our Compensation Peer Group and generally.
What plans are offered?	Excess 401(k) Contributions

Excess employer contributions for 401(k) Plan participants with eligible compensation in excess of the qualified plan compensation limit are made to accounts established for participants under the AXA Equitable Post-2004 Variable Deferred Compensation Plan for Executives (the “Post-2004 VDCP”). For 2018, these contributions were equal to 10% of the participant’s eligible compensation. For 2019, this amount has been reduced to 5% of eligible compensation and a 3% excess matching contribution for participants’ voluntary deferrals under the Post-2004 VDCP has been introduced. All the EQH Program Participants were eligible to receive excess employer contributions in 2018.

The AXA Equitable Excess Retirement Plan (the “Excess Plan”)

The Excess Plan is a nonqualified defined benefit plan for eligible employees. Prior to its freeze in December 2013, the Excess Plan allowed eligible employees, including Mr. Pearson and Mr. Hattem, to earn retirement benefits in excess of what was permitted under tax law limits with respect to the Retirement Plan.

Voluntary Non-Qualified Deferred Compensation Plans
Why do we offer them?	We believe that compensation deferral is a cost-effective method of enhancing the savings of executives.
What plans are offered?	The Post-2004 Plan

The Post-2004 Plan allows eligible employees to defer the receipt of certain compensation, including base salary and short-term incentive compensation awards. The amount deferred is credited to a bookkeeping account established in the participant’s name and participants may choose from a range of nominal investments according to which their accounts rise or decline. Participants annually elect the amount they want to defer, the date on which payment of their deferrals will begin and the form of payment. All of the EQH Program Participants were eligible to participate in the Post-2004 Plan in 2018.

The Variable Deferred Compensation Plan (“VDCP”)

Mr. Hattem also participated in the VDCP, the predecessor plan to the Post-2004 Plan prior to its freeze in 2004.
Financial Protection Plans
Why do we offer them?	We believe that health, life insurance, disability and other financial protection plans are basic benefits that should be provided to all employees.
What plans are offered?	The AXA Equitable Executive Survivor Benefits Plan (the “ESB Plan”)

In addition to our generally available financial protection plans, certain grandfathered employees (including all of the EQH Program Participants), participate in the ESB Plan which offers benefits to a participant’s family in the case of his or her death. Eligible employees may choose up to four levels of coverage and the form of benefit to be paid at each level. Each level provides a benefit equal to one times the participant’s eligible compensation and offers different coverage choices. Generally, the participant can choose between a life insurance death benefit and a deferred compensation benefit payable upon death at each level. The ESB Plan was closed to new participants on January 1, 2019.

For additional information on 401(k) Plan benefits and excess 401(k) contributions for the Named Executive Officers as well as amounts voluntarily deferred by Mr. Hattem under the Post-2004 Plan and the VDCP, see the Summary Compensation Table and Non-qualified Deferred Compensation Table included below. For additional information on Retirement Plan, Excess Plan and ESB Plan benefits for the EQH Program Participants, see the Pension Benefits Table included below.

Perquisites

EQH Program Participants receive only de minimis perquisites. Financial planning and tax preparation services were provided in 2018 but have been eliminated for 2019 and future years for the EQH Program Participants other than Mr. Pearson.

Pursuant to his employment agreement, Mr. Pearson is entitled to unlimited personal use of a car and driver, two business class trips to the United Kingdom per year with his spouse, expatriate tax services, a company car for his personal use, excess liability insurance coverage and repatriation costs.

The incremental costs of perquisites for the EQH Program Participants during 2018 are included in the column entitled “All Other Compensation” in the Summary Compensation Table included below.

TERMINATION BENEFITS

Severance Benefits

The AXA Equitable Severance Benefit Plan (the “Severance Plan”)

The Severance Plan provides temporary income and other severance benefits to all eligible employees following certain involuntary terminations of employment. Temporary income payments are generally based on length of service or base salary. Payments are capped at the lesser of 52 weeks of base salary and $300,000. To obtain benefits under the Severance Plan, participants must execute a general release and waiver of claims against the Company.

The AXA Equitable Supplemental Severance Plan for Executives (the “Supplemental Severance Plan”)

The Supplemental Severance Plan provides additional severance benefits for the EQH Program Participants other than Mr. Pearson. The Supplemental Severance Plan requires a participant’s general release and waiver of claims to include provisions regarding non-competition and non-solicitation of employees and customers for twelve months following termination of employment.

Mr. Pearson’s Employment Agreement

Mr. Pearson waived the right to receive any benefits under the Severance Plan or the Supplemental Severance Plan. Rather, his employment agreement provides that, if his employment is involuntarily terminated prior to his attaining age 65 other than for cause or death, or Mr. Pearson resigns for “good reason,” Mr. Pearson will be entitled to certain severance benefits, including severance pay equal to two times the sum of his salary and short-term incentive compensation. The severance benefits are contingent upon Mr. Pearson releasing all claims against the Company and his entitlement to severance pay will be discontinued if he provides services for a competitor.

Change in Control Benefits

The Supplemental Severance Plan

In the event of a job elimination or voluntary termination for good reason within twelve months after a change in control of Holdings (not including a change in control related to AXA ceasing to own more than 50% of the shares of Holdings’ common stock), the EQH Program Participants, other than Mr. Pearson, are eligible to receive two times the sum of their base salary and short-term incentive compensation.

2018 Equity Plan

Generally, in the event of a change of control of Holdings (not including a change in control related to AXA ceasing to own more than 50% of the shares of Holdings’ common stock), equity awards granted under the 2018 Equity Plan that are not assumed or replaced with substitute awards having the same or better terms or conditions would fully vest and be cancelled for the same per share payment made to the shareholders in the change in control (less, in the case of options and stock appreciation rights, the applicable exercise or base price).

Mr. Pearson’s Employment Agreement

Under Mr. Pearson’s employment agreement, a change in control of Holdings (not including a change in control related to AXA ceasing to own more than 50% of the shares of Holdings’ common stock) would be deemed to be “good reason” entitling Mr. Pearson to terminate his employment and receive the severance benefits described above in “Mr. Pearson’s Employment Agreement.”

Prior Equity Awards

As mentioned above, the EQH Program Participants other than Mr. Hurd received equity-based awards in 2017 and prior years linked to the performance of AXA’s stock, including both stock options and performance shares. If there is a change in control of Holdings, all of these stock options would become immediately exercisable for their term regardless of the otherwise applicable exercise schedule.

All performance shares granted in 2017 and prior years would be forfeited upon a change in control. However, a change in control will not be deemed to occur for purposes of these performance shares unless AXA ceases to own at least 10% of the capital or voting rights of Holdings.

For additional information on severance and change in control benefits for the EQH Program Participants as of December 31, 2018, see “Potential Payments Upon Termination or Change in Control” below.

MR. BERNSTEIN’S COMPENSATION

COMPENSATION PHILOSOPHY

AB structures its executive compensation programs with the intent of enhancing firm-wide and individual performance and unitholder value. AB is also focused on ensuring that its compensation practices are competitive with those of industry peers and provide sufficient potential for wealth creation for its executives and employees generally, which it believes will enable it to meet the following key compensation goals:

•	attract, motivate and retain highly-qualified executive talent;
•	reward prior year performance;
•	incentivize future performance;
•	recognize and support outstanding individual performance and behaviors that demonstrate and foster AB’s culture of “Relentless Ingenuity”, which includes the core competencies of relentlessness, ingeniousness, collaboration and accountability; and
•	align its executives’ long-term interests with those of its Unitholders and clients.

COMPENSATION DECISION-MAKING PROCESS

In 2018, AB management engaged McLagan Partners (“McLagan”) to provide compensation benchmarking data for Mr. Bernstein (“2018 Benchmarking Data”). The 2018 Benchmarking Data summarized 2017 compensation levels and 2018 salaries at selected asset management companies and banks comparable to AB in terms of size and business mix (“Comparable Companies”). The 2018 Benchmarking Data provided ranges of compensation levels at the Comparable Companies for positions similar to Mr. Bernstein’s, including base salary and total compensation.

The Comparable Companies, which AB management selected with input from McLagan, included:

•	Eaton Vance Corporation
•	Invesco Ltd.
•	MFS Investment Management
•	Oppenheimer Funds Distributor, Inc.
•	T. Rowe Price Group, Inc.
•	Franklin Resources, Inc.

•	JPMorgan Asset Management Inc.
•	Morgan Stanley Investment Management Inc.
•	PIMCO LLC
•	TIAA Group / Nuveen Investments
•	Goldman Sachs Asset Management
•	Legg Mason, Inc.
•	Neuberger Berman LLC
•	Prudential Investments
•	The Vanguard Group, Inc.

The AB Compensation Committee considered the 2018 Benchmarking Data in concluding that Mr. Bernstein’s 2018 compensation was appropriate and reasonable.

COMPENSATION COMPONENTS

Under his employment agreement with AB (the “Bernstein Employment Agreement”), Mr. Bernstein serves as the President and Chief Executive Officer of AB for a term that commenced on May 1, 2017 and ends on May 1, 2020, provided that the term shall automatically extend for one additional year on May 1, 2020 and each anniversary thereafter, unless the Bernstein Employment Agreement is terminated in accordance with its terms.

The terms of the Bernstein Employment Agreement were the result of arm’s length negotiations between Mr. Bernstein and senior AXA executives. The AB Board then approved the Bernstein Employment Agreement after having considered, among other things, the compensation package provided to Mr. Bernstein’s predecessor, the 2016 compensation and 2017 expected compensation of AB’s other executive officers and Mr. Bernstein’s compensation at his former employer.

Base Salary

Under the Bernstein Employment Agreement, Mr. Bernstein is entitled to a minimum base salary of $500,000 that is reviewed each year by the AB Compensation Committee. The AB Compensation Committee has not made any adjustments to Mr. Bernstein’s base salary, consistent with AB’s policy to keep executive base salaries low in relation to their total compensation.

Short-Term Incentive Compensation

A 2018 variable cash incentive award was available for Mr. Bernstein under AB’s 2018 Incentive Compensation Program (the “2018 AB STIC Program”). Mr. Bernstein’s annual award is not correlated with any specific targets for AB performance but is primarily is a function of AB’s financial performance and the AB Compensation Committee’s assessment of Mr. Bernstein’s performance.

Adjusted Compensation Ratio

For the 2018 AB STIC Program, the AB Compensation Committee approved the use of the “Adjusted Compensation Ratio” as the metric to consider in determining the total amount of incentive compensation paid to all of AB’s employees, including Mr. Bernstein. The Adjusted Compensation Ratio is the ratio of “adjusted employee compensation and benefits expense” to “adjusted net revenues.”

•	Adjusted employee compensation and benefits expense is AB’s total employee compensation and benefits expense minus other employment costs such as recruitment, training, temporary help and meals, and excludes the impact of mark-to-market vesting expense, as well as dividends and interest expense, associated with employee long-term incentive compensation-related investments.
•	Adjusted net revenues is a financial measure that is not computed in accordance with U.S. GAAP and makes certain adjustments to net revenues. Specifically, adjusted net revenues:
○	excludes investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments;

○	offsets distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues;
○	excludes additional pass-through expenses incurred (primarily through AB’s transfer agent) that are reimbursed and recorded as fees in revenues; and
○	eliminates the revenues of consolidated AB-sponsored investment funds but includes AB’s fees from such funds and AB’s investment gains and losses on its investments in such funds.

The AB Compensation Committee has approved a 50% limit for the Adjusted Compensation Ratio, except in unexpected or unusual circumstances. For 2018, the Adjusted Compensation Ratio was 47.5%.

Mr. Bernstein’s Award

Mr. Bernstein’s short-term incentive compensation target is $3,000,000, subject to review and increase from time to time by the AB Compensation Committee in its sole discretion. Based on its subjective determination of Mr. Bernstein’s performance, the AB Compensation Committee approved an award of $3,500,000 for Mr. Bernstein under the 2018 AB STIC Program.

In making its determination, the AB Compensation Committee took into account the factors that it deemed relevant, including Mr. Pearson’s recommendations and Mr. Bernstein’s leadership with respect to the progress AB made across its three firm-wide initiatives in 2018, which were:

•	deliver differentiated return streams to clients;
•	commercialize and scale its suite of services; and
•	continue its rigorous focus on expense management.

Highlights during 2018 included active equity net inflows in AB’s retail and institutional channels, the highest amount of gross sales in its private wealth channel in 10 years, and an expansion of AB’s adjusted operating margin by 140 bps to 29.1%. The AB Compensation Committee also considered Mr. Bernstein’s leadership in AB’s continuing process of relocating its headquarters to Nashville.

Equity-Based Awards

Under the Bernstein Employment Agreement, Mr. Bernstein is eligible to receive annual equity-based awards in accordance with AB’s compensation practices and policies generally applicable to the firm’s executive officers as in effect from time to time. The target value for Mr. Bernstein’s annual equity-based awards is $3,500,000, subject to review and increase by the AB Compensation Committee in its sole discretion from time to time. The AB Compensation Committee approved an equity-based award to Mr. Bernstein with a grant date fair value equal to $4,000,000 and four-year pro-rata vesting during its regular meeting held on December 11, 2018 (the “2018 SB Award”).

The 2018 SB Award is denominated in restricted AB Holding Units to align Mr. Bernstein’s long-term interests directly with the interests of AB Unitholders and indirectly with the interests of our shareholders and AB clients, as strong performance for AB clients generally contributes directly to increases in AB’s assets under management and improvements in our financial performance.

The AB Holding Units underlying the 2018 SB Award are restricted and are not permitted to be transferred by Mr. Bernstein. Mr. Bernstein has voluntarily elected to defer receipt of any vested portion of the 2018 SB Award until 2023. Quarterly cash distributions on vested and unvested restricted AB Holding Units in respect of the 2018 SB Award will be delivered to Mr. Bernstein when cash distributions generally are paid to all Unitholders.

If Mr. Bernstein resigns or is terminated without cause prior to the vesting date, he is eligible to continue to vest in the 2018 SB Award, subject to compliance with the restrictive covenants set forth in the applicable award agreement, including restrictions on competition, and restrictions on employee and client solicitation. The 2018 SB Award will immediately vest upon a termination due to death or disability. AB is permitted to clawback an award if Mr. Bernstein fails to adhere to risk management policies.

As a member of the Management Committee, Mr. Bernstein received a Transaction Incentive Award in 2018 with a dollar value of $740,000. Mr. Bernstein’s Transaction Incentive Award was granted by the EQH Board in the same form and is subject to the same terms and conditions as described above for the EQH Program Participants.

Other Compensation and Benefits

Under the Bernstein Employment Agreement, Mr. Bernstein is eligible to participate in all benefit plans available to AB executive officers and entitled to a company car and driver for business and personal use.

Mr. Bernstein participates in the Profit Sharing Plan for Employees of AB (as amended and restated as of January 1, 2015, as further amended as of January 1, 2017 and as further amended as of April 1, 2018, the “Profit Sharing Plan”), a tax-qualified retirement plan. The AB Compensation Committee determines the amount of annual company contributions (both the level of annual matching by the firm of an employee’s pre-tax salary deferral contributions and the annual company profit sharing contribution, if any).

With respect to 2018, the AB Compensation Committee determined that employee deferral contributions would be matched on a dollar-for-dollar basis up to 5% of eligible compensation and that there would be no profit-sharing contribution.

AB also pays the premiums associated with a life insurance policy purchased on behalf of Mr. Bernstein.

Termination Benefits

The Bernstein Employment Agreement includes severance and change-in-control provisions. If Mr. Bernstein’s employment is terminated without cause or he resigns for “good reason,” and he signs and does not revoke a waiver and release of claims, he will receive certain severance benefits, including a cash payment equal to the sum of his current base salary and bonus opportunity amount (the “Compensation Amount”). If such a termination occurs during the 12 months following a change in control in AB, he will receive the same severance benefits plus an additional payment equal to the Compensation Amount. For this purpose, a change in control of AB would not include a change in control related to AXA ceasing to own more than 50% of the shares of Holdings’ common stock.

If a change in control occurs prior to January 1, 2020, to the extent that payments to Mr. Bernstein would be subject to the excise tax under Section 4999 of the Code, Mr. Bernstein will be entitled to a gross-up payment to ensure that he will retain an amount equal to the excise tax imposed upon such payments, but if the payments do not exceed 110% of the statutory limit imposed by Section 280G of the Code, the payments will be reduced to the maximum amount that does not result in the imposition of such excise tax.

Mr. Bernstein negotiated these severance and change-in-control provisions to have the security and flexibility to focus on the business and preserve the value of his long-term incentive compensation. The AB Board and AXA determined that these provisions were reasonable and appropriate because they were necessary to recruit and retain Mr. Bernstein and provided Mr. Bernstein with effective incentives for future performance. Also, the AB Board and AXA determined to limit the applicability of the excise tax gross-up provision as the application of the excise tax is more burdensome on newly hired employees.

The AB Board and AXA further concluded that the change-in-control and termination provisions in the Bernstein Employment Agreement fit within AB’s overall compensation objectives because these provisions align with AB’s goal of providing executives with effective incentives for future performance, and:

•	permitted AB to recruit and retain a highly-qualified Chief Executive Officer;
•	aligned Mr. Bernstein’s long-term interests with those of AB’s Unitholders, our shareholders and clients;
•	were consistent with AXA’s and the AB Board’s expectations with respect to the manner in which AB and AB Holding would be operated during Mr. Bernstein’s tenure; and
•	were consistent with the AB Board’s expectations that Mr. Bernstein would not be terminated without cause and that no steps would be taken that would provide him with the ability to terminate the agreement for good reason.

Following his termination of employment for any reason, Mr. Bernstein is subject to covenants with respect to non-competition for six months and non-solicitation of customers and employees for twelve months following termination.

For additional information on severance and change in control benefits for Mr. Bernstein as of December 31, 2018, see “Potential Payments Upon Termination or Change in Control” below.

COMPENSATION-RELATED POLICIES

The Board approved the following compensation-related policies prior to the IPO based on its review of the Pay Governance Practices Analysis and input from management and the OCC.

Clawbacks

Our claw-back and forfeiture policy provides that:

•	if we are required to prepare an accounting restatement of our financial results due to material noncompliance with any financial reporting requirement under the securities laws caused by the fraud, misconduct or gross negligence of a current or former executive officer, we will use reasonable efforts to recover any incentive compensation paid to the executive officer that would not have been paid if the financial results had been properly reported; and
•	if a current or former executive officer commits fraudulent or other wrongful conduct that causes us business, financial or reputational harm, we may seek recovery of performance-based compensation with respect to the period of misconduct.

For this purpose, an “executive officer” includes any officer of Holdings for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. Currently, this includes the members of the Management Committee and the Chief Accounting Officer.

Stock Ownership Guidelines

The following stock ownership guidelines apply to members of the Management Committee:

Executive	Requirement
Chief Executive Officer	6 x base salary
Other Management Committee Members	3 x base salary

For purposes of determining whether the guidelines are met, the following are taken into account:

•	Holdings common stock;
•	AB Holding Units (collectively with Holdings common stock, “Company Stock”); and
•	unvested restricted stock or restricted stock units linked to Company Stock that are subject only to service requirements.

The executives are required to retain 75% of any net Company Stock (after the payment of taxes and the costs of exercise and commissions for stock options) received as compensation until the applicable requirement is met. Once an executive satisfies the stock ownership guidelines, the executive will not be deemed to have fallen out of compliance solely by reason of a decline in the value of the Company Stock.

Hedging and Pledging

Holdings believes that, when an individual who owns Company securities engages in certain forms of hedging or monetization transactions, he or she may no longer have the same objectives as other holders of the Company securities. Accordingly, all Company employees and directors are prohibited from engaging in hedging or similar transactions with respect to Company securities that would allow them to continue to own the securities without the full risks and rewards of ownership. This includes transactions such as zero-cost collars and forward sale contracts that could allow them to lock in much of the value of their holdings in exchange for all or part of the potential for upside appreciation in the securities.

Company employees and directors are further prohibited from pledging Company securities as collateral for a loan (whether in a margin account or otherwise).

Rule 10b5-1 Trading Plan Policy

Holdings’ insider trading policy provides that our insiders may trade in Company securities during periods in which they would otherwise be restricted from doing so under the policy due to the possession of material non-public information or otherwise if they enter into a pre-established written trading plan in accordance with Rule 10b5-1 enacted by the SEC.

All trading plans must:

•	be in writing and in a form acceptable to the Company,
•	acknowledged in writing by the General Counsel prior to becoming effective and
•	not be modified at any time when the insider is in possession of material non-public information.

ACCOUNTING AND TAX CONSIDERATIONS

Internal Revenue Code Section 162(m) (“Section 162(m)”) limits tax deductions relating to executive compensation of certain executives of publicly held companies. For taxable years prior to 2018, neither Holdings nor any of its subsidiaries, including AB, were deemed to be publicly held companies for this purpose.

Following the IPO, Holdings is deemed to constitute a publicly held company for purposes of Section 162(m). Accordingly, the Compensation Committee may consider the deductibility of executive compensation under Section 162(m) when making compensation decisions. However, the Compensation Committee will authorize compensation payments that are not deductible for federal income tax purposes when the committee believes that such payments are appropriate to attract, retain and incent executive talent.

Internal Revenue Code Section 409A (“Section 409A”) imposes stringent requirements that covered nonqualified deferred compensation arrangements must meet to avoid the imposition of additional taxes, including a 20% additional income tax, on the amounts deferred under the arrangements. The Company’s nonqualified deferred compensation arrangements that are subject to Section 409A are designed to comply with the requirements of Section 409A to avoid additional income taxes.

Accounting and other tax impacts not discussed above are also considered in the design of short-term incentive compensation and equity-based award programs.

CONSIDERATION OF MOST RECENT ‘SAY ON PAY’ VOTE

As a newly public company, Holdings has not yet conducted a “Say on Pay” vote.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the preceding Compensation Discussion and Analysis and discussed with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Holdings’ annual report on Form 10-K and Holdings’ Proxy Statement.

This report is provided by the following members of the Board who comprise the Compensation Committee.

Ramon de Oliveira (Chair)	Daniel Kaye
George Stansfield	Charles Stonehill

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served as Compensation Committee members during 2018: Messrs. Kaye, Oliveira, Stansfield and Stonehill. During 2018, none of our executive officers served as: (a) a member of the compensation committee of any entity for which a member of our Board served as an executive officer or (b) a director of another entity, an executive officer of which serves as member of the Board.

CONSIDERATION OF RISK MATTERS IN DETERMINING COMPENSATION

Holdings has considered whether its compensation practices are reasonably likely to have a material adverse effect on Holdings and determined that they are not.

To support its analysis, Holdings engaged a compensation consultant to conduct a risk assessment of the 2018 STIC Program, the 2018 LTIC Program and sales incentive plans for the retirement and protection businesses (the “Risk Assessment”). The Risk Assessment confirmed that the programs have a number of features that contribute to prudent decision-making and avoid an incentive to take excessive risk. The Risk Assessment also noted good governance practices, well-defined oversight processes and well-honed day-to-day processes, roles and responsibilities with cross-functional representation.

Holdings also considered that AB generally denominates its equity-based awards in AB Holding Units and defers their delivery to sensitize employees to risk outcomes and discourage them from taking excessive risks, whether relating to investments, operations, regulatory compliance and/or cyber security, that could lead to a decrease in the value of the AB Holding Units and/or an adverse effect on AB’s long-term prospects. Also, all outstanding AB equity-based awards generally include a provision permitting AB to “claw-back” the unvested portion of the award if the AB Compensation Committee determines that (i) the employee failed to adhere to existing risk management policies and (ii) as a result of the employee’s failure, there has been or reasonably could be expected to be a material adverse impact on AB or the employee’s business unit.

SUMMARY COMPENSATION TABLE

The following table presents the total compensation of the Named Executive Officers for services performed in the years ended December 31, 2018, December 31, 2017 and December 31, 2016, except that no information is provided for 2017 and 2016 for Mr. Hurd and for 2016 for Mr. Bernstein since they were not Named Executive Officers in those years.

The total compensation reported in the following table includes items such as salary and non-equity incentive compensation as well as the grant date fair value of equity-based compensation. The equity-based compensation may never become payable or may end up with a value that is substantially different from the value reported here. The amounts in the Total column do not represent “Total Direct Compensation” as described in the Compensation Discussion and Analysis.

2018 SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
Mark Pearson President and Chief Executive Officer	2018	$1,250,114	$—	$6,587,516	$962,503	$2,911,651	$—	$426,779	$12,138,563
	2017	$1,250,114	$—	$2,067,378	$341,280	$2,526,000	$1,017,919	$370,238	$7,572,929
	2016	$1,250,744	$—	$2,010,449	$382,419	$2,164,000	$393,441	$389,201	$6,590,254
Anders Malmström Senior Executive Vice President and Chief Financial Officer	2018	$688,915	$—	$2,605,048	$375,000	$1,299,600	$114,890	$186,171	$5,269,624
	2017	$658,228	$—	$526,564	$106,722	$1,047,248	$180,070	$330,538	$2,849,370
	2016	$658,228	$—	$496,993	$116,089	$850,000	$280,596	$172,895	$2,574,801
Jeffrey Hurd Senior Executive Vice President & Chief Operating Officer	2018	$864,480	$300,000	$2,090,031	$450,001	$2,080,000	$—	$91,439	$5,875,951
Dave Hattem Senior Executive Vice President, General Counsel and Secretary	2018	$665,182	$—	$2,230,032	$250,000	$1,040,000	$—	$160,812	$4,346,026
	2017	$609,333	$—	$646,471	$106,722	$788,119	$578,537	$155,008	$2,884,190
	2016	$599,893	$—	$648,443	$123,348	$750,000	$238,250	$134,224	$2,494,158
Seth Bernstein Senior Executive Vice President and Head of Investment Management and Research	2018	$500,000	$3,500,000	$4,740,000	$—	$—	$—	$344,847	$9,084,847
	2017	$334,615	$3,000,000	$3,500,003	$—	$—	$—	$148,274	$6,982,892
(1)	For the EQH Program Participants, the amounts in this column reflect actual salary paid in each year. Mr. Bernstein’s annual base salary is $500,000.
(2)	No bonuses were paid to the EQH Program Participants in 2018, 2017 or 2016 other than Mr. Hurd’s sign-on bonus of $300,000 in 2018. For Mr. Bernstein, this column includes his annual cash incentive awards paid for performance in 2018 and 2017 respectively.

(3)	For the EQH Program Participants, the amounts reported in this column for 2018 represent the aggregate grant date fair value of EQH RSUs, EQH Performance Shares and Transaction Incentive Awards granted to them in 2018 in accordance with FASB ASC Topic 718, and the assumptions made in calculating them can be found in note 14 of the notes to Holdings’ consolidated financial statements for the year ended December 31, 2018. The EQH Performance Shares were valued at target which represents the probable outcome at grant date. A maximum payout for the EQH Performance Shares, valued at the grant date fair value, would result in values of:
AEL Named Executive Officer	Maximum Payout
Mr. Pearson	$3,850,021
Mr. Malmström	$1,500,054
Mr. Hurd	$1,800,039
Mr. Hattem	$1,000,036

For Mr. Bernstein, the amount reported in this column for 2018 represents the aggregate grant date fair value of his Transaction Incentive Award and the 2018 SB Award in accordance with FASB ASC Topic 718, and the assumptions made in calculating this amount can be found in Note 14 of the notes to Holdings’ consolidated financial statements for the year ended December 31, 2018. The EQH RSUs, EQH Performance Shares, Transaction Incentive Awards and 2018 SB Award are described in more detail below in “Supplemental Information for Summary Compensation and Grants of Plan-Based Awards Tables.”

(4)	The amounts reported in this column for 2018 represent the aggregate grant date fair value of EQH Stock Options granted in 2018 in accordance with FASB ASC Topic 718, and the assumptions made in calculating them can be found in note 14 of the notes to Holdings’ consolidated financial statements for the year ended December 31, 2018. EQH Stock Options are described in more detail below in “Supplemental Information for Summary Compensation and Grants of Plan-Based Awards Tables.”
(5)	The amounts reported in this column represent the annual cash incentive awards paid for performance in 2018, 2017 and 2016, respectively.
(6)	The amounts reported represent the increase in the actuarial present value of accumulated pension benefits for the Named Executive Officer. The actuarial present value of Mr. Pearson’s and Mr. Hattem’s accumulated pension benefits decreased by $712,215 and $216,816 respectively, primarily due to an increase in the discount rate used to determine the present value. The Named Executive Officers did not have any above-market earnings on non-qualified deferred compensation in 2018, 2017 or 2016. For more information regarding the pension benefits for each Named Executive Officer, see the Pension Benefits as of December 31, 2018 Table below.
(7)	The following table provides additional details for the 2018 amounts in the All Other Compensation column.
Name	Auto(a)	Excess Liability Insurance(b)	Financial Advice(c)	Profit Sharing/401k Plan Contributions(d)	Excess 401(k) Contributions(e)	Other Perquisites/ Benefits(f)	Total
Mark Pearson	$28,992	$8,201	$24,891	$14,665	$349,964	$66	$426,779
Anders Malmström	$—	$—	$24,891	$14,665	$146,116	$499	$186,171
Jeffrey Hurd	$—	$—	$17,535	$14,665	$58,806	$433	$91,439
Dave Hattem	$—	$—	$15,000	$14,665	$128,329	$2,818	$160,812
Seth Bernstein	$320,685	$—	$9,340	$12,500	$—	$2,322	$344,847
(a)	Pursuant to his employment agreement, Mr. Pearson is entitled to the business and personal use of a dedicated car and driver. The personal use of this vehicle was valued based on a formula considering the annual lease value of the vehicle, the compensation of the driver and the cost of fuel. For Mr. Bernstein, the amount listed includes auto lease costs ($16,689), driver compensation and other car-related expenses ($303,996).
(b)	AXA Equitable Life pays the premiums for excess liability insurance coverage for Mr. Pearson pursuant to his employment agreement. The amount in this column reflects the actual amount of premiums paid.
(c)	AXA Equitable Life paid for financial planning services for each of the EQH Program Participants in 2018. These payments have been discontinued for 2019 and future years for EQH Program Participants other than Mr. Pearson. This column also includes payments for expatriate tax services for Mr. Pearson and Mr. Malmström.
(d)	This column includes the amount of company contributions received by each EQH Program Participant under the 401(k) Plan and by Mr. Bernstein under the Profit Sharing Plan.
(e)	This column includes the amount of excess 401(k) contributions received by each EQH Program Participant under the Post-2004 Plan.
(f)	This column includes amounts related to guests accompanying the EQH Program Participants to company events. It also includes life insurance premiums for Mr. Bernstein and a $66 health premium refund for both Mr. Pearson and Mr. Malmström.

2018 GRANTS OF PLAN-BASED AWARD

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. This table includes both equity and non-equity awards granted during 2018.

2018 GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark Pearson			$—	$2,128,400	$4,256,800
	06/11/2018	05/16/2018								208,786	$21.34	$962,503
	05/17/2018	05/16/2018							44,396			$962,505
	05/17/2018	05/16/2018					41,541	83,082				$962,505
	05/17/2018	05/16/2018					44,396	88,792				$962,505
	05/09/2018	04/25/2018				46,250	92,500	92,500	92,500			$3,700,000
Anders Malmström			$—	$1,000,000	$2,000,000
	06/11/2018	05/16/2018								81,345	$21.34	$375,000
	05/17/2018	05/16/2018							17,298			$375,021
	05/17/2018	05/16/2018					16,185	32,370				$375,006
	05/17/2018	05/16/2018					17,298	34,596				$375,021
	05/09/2018	04/25/2018				18,500	37,000	37,000	37,000			$1,480,000
Jeff Hurd			$—	$1,500,000	$3,000,000
	06/11/2018	05/16/2018								97,614	$21.34	$450,001
	05/17/2018	05/16/2018							20,757			$450,012
	05/17/2018	05/16/2018					19,422	23,306				$450,008
	05/17/2018	05/16/2018					20,757	24,908				$450,012
	05/09/2018	04/25/2018				9,250	18,500	18,500	18,500			$740,000
Dave Hattem			$—	$750,000	$1,500,000
	06/11/2018	05/16/2018								54,230	$21.34	$250,000
	05/17/2018	05/16/2018							11,532			$250,014
	05/17/2018	05/16/2018					10,790	21,580				$250,004
	05/17/2018	05/16/2018					11,532	23,064				$250,014
	05/09/2018	04/25/2018				18,500	37,000	37,000	37,000			$1,480,000
Seth Bernstein	12/11/2018	12/11/2018							149,868			$4,000,000
	05/09/2018	04/25/2018				9,250	18,500	18,500	18,500			$740,000
(1)	On May 16, 2018, the Compensation Committee approved the grant of the EQH RSUs and EQH Performance Shares with a grant date of May 17, 2018 and the grant of the EQH Stock Options with a grant date of June 11, 2018. On April 25, 2018, the Board approved the grant of the Transaction Incentive Awards with a grant date of May 9, 2018. On December 11, 2018, the AB Compensation Committee approved the grant of the 2018 SB Award with a grant date of December 11, 2018.
(2)	For the EQH Program Participants, the target column shows the target award under the 2018 STIC Program assuming the plan was 100% funded. The actual awards paid to the EQH Program Participants are listed in the Non-Equity Incentive Compensation column of the Summary Compensation Table.
(3)	For the EQH Program Participants, the second row shows the EQH Stock Options granted on June 11, 2018. The third, fourth and fifth rows show the EQH RSUs, the TSR Performance Shares and the ROE Performance Shares granted on May 17, 2018, respectively. The sixth row shows the Transaction Incentive Awards granted on May 9, 2018. For Mr. Bernstein, the first row shows the 2018 SB Award granted on December 11, 2018 and the second row shows the Transaction Incentive Award granted on May 9, 2018.
(4)	The amounts in this column represent the aggregate grant date fair value of all equity-based awards granted to the Named Executive Officers in 2018 in accordance with ASC Topic 718. The EQH Performance Shares were valued at target which represents the probable outcome at grant date.

SUPPLEMENTAL INFORMATION FOR SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

2018 Annual Equity-Based Awards for EQH Program Participants

EQH RSUs. EQH RSUs were granted on May 17, 2018 with a vesting schedule of approximately three years, with one-third of the grant vesting on each of March 1, 2019, March 1, 2020 and March 1, 2021. EQH RSUs receive dividend equivalents with the same vesting schedule as their related units.

EQH Stock Options. EQH Stock Options were granted on June 11, 2018 with a term of approximately ten years and a vesting schedule of approximately three years, with one-third of the grant vesting on each of March 1, 2019, March 1, 2020 and March 1, 2021. The exercise price for the EQH Stock Options is $21.34, which was the closing price for Holdings’ common stock on the grant date.

EQH Performance Shares. EQH Performance Shares were granted on May 17, 2018 and will cliff vest after approximately three years. EQH Performance Shares will receive dividend equivalents with the same vesting schedule as their related shares and were granted unearned. Two types of EQH Performance Shares were granted:

•	ROE Performance Shares - EQH Performance Shares that may be earned based on the Company’s performance against certain targets for its Non-GAAP Operating ROE and
•	TSR Performance Shares - EQH Performance Shares that may be earned based on Holdings’ Relative TSR.

ROE Performance Shares. The number of ROE Performance Shares that are earned will be determined at the end of the performance period (January 1, 2018 - December 31, 2020) by multiplying the number of unearned ROE Performance Shares granted by the “Final ROE Performance Factor.” The Final ROE Performance Factor will be determined by averaging the “ROE Performance Factor” for each of the three calendar years in the ROE Performance Period. Specifically, the Company will be assigned target, maximum and threshold amounts for Non-GAAP Operating ROE for each of 2018, 2019 and 2020 that will determine the “ROE Performance Factor” for the applicable year as follows:

If Non-GAAP Operating ROE for the applicable year equals…	The ROE Performance Factor for the applicable year will equal…
Maximum Amount (or greater)	200%
Target Amount	100%
Threshold Amount	25%
Below Threshold	0%

Note: For results in-between the threshold and target and target and maximum amounts, the ROE Performance Factor for the applicable year will be determined by linear interpolation.

TSR Performance Shares. The number of TSR Performance Shares that are earned will be determined at the end of a performance period (May 17, 2018 - December 31, 2020) by multiplying the number of unearned TSR Performance Shares by the “TSR Performance Factor.” The TSR Performance Factor will be determined as follows, subject to a cap of 100% if Holdings’ total shareholder return for the performance period is negative:

If Relative TSR for the TSR Performance Period is…	The TSR Performance Factor will equal…
87.5th percentile or greater (maximum)	200%
50th percentile (target)	100%
30th percentile (threshold)	25%
Below 30th percentile	0%

Note: For results in-between the threshold and target and target and maximum amounts, the TSR Performance Factor will be determined by linear interpolation.

2018 Transaction Incentive Awards

All Transaction Incentive Awards were paid in the form of restricted stock units that will be settled in shares of Holdings’ common stock. The amount of restricted stock units granted to each Named Executive Officer was determined by dividing his award value by the IPO price of $20. The restricted stock units vest as follows:

Type Of Units	Vesting Requirements
Service Units (50% of award)	50% of the Service Units vested on November 14, 2018; 25% of the Service Units will vest on May 10, 2019; and 25% of the Service Units will vest on May 10, 2020.
Performance Units (50% of award)
Condition #1 - if, prior to May 10, 2020, the average closing price of a share of Holdings’ common stock for thirty consecutive days is at least equal to $26, all Performance Units will immediately vest;

Condition #2 - if Condition #1 is not met but, prior to May 10, 2023, the average closing price of a share of Holdings’ common stock for thirty consecutive days is at least equal to $30, all Performance Units will immediately vest; and

Condition #3 - if neither Condition #1 or Condition #2 is met, fifty percent of the Performance Units will vest on May 10, 2023. The remaining 50% of the Performance Units will be forfeited.

2018 SB Award

The 2018 SB Award is denominated in restricted AB Holding Units and has a four-year pro-rata vesting schedule. The AB Holding Units underlying the 2018 SB Award are restricted and are not permitted to be transferred by Mr. Bernstein. Mr. Bernstein has voluntarily elected to defer receipt of any vested portion of the 2018 SB Award until 2023. Quarterly cash distributions on vested and unvested restricted AB Holding Units in respect of the 2018 SB Award will be delivered to Mr. Bernstein when cash distributions generally are paid to all Unitholders. If Mr. Bernstein resigns or is terminated without cause prior to the vesting date, he is eligible to continue to vest in the 2018 SB Award, subject to compliance with the restrictive covenants set forth in the applicable award agreement, including restrictions on competition, and restrictions on employee and client solicitation. The 2018 SB Award will immediately vest upon a termination due to death or disability. AB is permitted to claw-back an award if Mr. Bernstein fails to adhere to risk management policies.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2018

The following table lists outstanding equity grants for each Named Executive Officer as of December 31, 2018. The table includes outstanding equity grants from past years as well as the current year. For the EQH Program Participants, equity grants in 2017 and prior years were awarded in respect of AXA ordinary shares.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2018
OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark Pearson			41,134	$25.74	03/24/2024	182,967	$3,500,876	426,303	$8,099,120
	48,486		96,972	$26.12	06/19/2025
			186,069	$24.00	06/06/2026
			170,004	$26.69	06/21/2027
		208,786		$21.34	03/01/2028
Anders Malmström	24,414		12,206	$25.74	03/24/2024	59,395	$1,104,837	150,435	$2,812,649
	12,393	12,393	12,393	$26.12	06/19/2025
		37,656	18,828	$24.00	06/06/2026
		35,442	17,720	$26.69	06/21/2027
		81,345		$21.34	03/01/2028
Jeff Hurd		97,614		$21.34	03/01/2028	30,007	$499,016	79,436	$1,321,021
Dave Hattem	22,626		11,314	$25.74	03/24/2024	53,629	$1,008,948	135,525	$2,574,705
	12,393	12,393	12,393	$26.12	06/19/2025
		40,012	20,004	$24.00	06/06/2026
		35,442	17,720	$26.69	06/21/2027
		54,230		$21.34	03/01/2028
Seth Bernstein						9,250	$153,828	18,500	$307,655
						273,398	$7,469,243
(1)	All options with expiration dates prior to March 1, 2028 are AXA stock options. All AXA stock options have ten-year terms and a vesting schedule of five years, with one-third of the grant vesting on each of the third, fourth and fifth anniversaries of the grant; provided that the last third will vest only if the AXA ordinary share performs at least as well as the SXIP Index during a specified period (this condition applies to all AXA stock options granted to Mr. Pearson).
(2)	All AXA stock options have euro exercise prices. All euro exercise prices have been converted to U.S. dollars based on the euro to U.S. dollar exchange rate on the day prior to the grant date. The actual U.S. dollar equivalent of the exercise price will depend on the exchange rate at the date of exercise.
(3)	For the EQH Program Participants, this column reflects earned but unvested EQH RSUs granted in 2018, AXA performance shares granted in 2015 and the remaining unvested 50% of the Service Units received under their Transaction Incentive Awards as follows:
	2015 AXA Performance Shares Vesting 6/19/19	2018 Transaction Incentive Awards - Service Units Vesting Ratably on 5/10/19 and 5/10/20	2018 EQH RSUs - Vesting Ratably on 3/1/19, 3/1/20 and 3/1/21
Mr. Pearson	92,321	46,250	44,396
Mr. Malmström	23,597	18,500	17,298
Mr. Hurd		9,250	20,757
Mr. Hattem	23,597	18,500	11,532

For Mr. Bernstein, the first row reflects the remaining unvested 50% of the Service Units he received under his Transaction Incentive Award and the second row reflects unvested restricted AB Holding Units granted in 2017 (which vest ratably on May 1 of each of 2019, 2020 and 2021) and unvested restricted AB Holding Units granted in 2018 (which vest ratably on December 1 of each of 2019, 2020, 2021 and 2022).

(4)	This column includes:
	2016 AXA Performance Shares Vesting 6/6/20	2017 AXA Performance Shares Vesting 6/21/21	2018 EQH Performance Shares Vesting 3/1/21	2018 Transaction Incentive Awards - Performance Units
Mr. Pearson	106,326	97,144	TSR - 41,541 ROE - 88,792	92,500
Mr. Malmström	32,277	30,377	TSR - 16,185 ROE - 34,596	37,000
Mr. Hurd	—	—	TSR - 19,422 ROE - 41,514	18,500
Mr. Hattem	34,294	30,377	TSR - 10,790 ROE - 23,064	37,000
Mr. Bernstein	—	—	—	18,500

TSR Performance Shares are reported at target. ROE Performance Shares are reported at maximum.

OPTION EXERCISES AND STOCK VESTED IN 2018

The following table summarizes the value received from stock option exercises and stock awards vested during 2018.

2018 OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(4)
Mark Pearson	570,840	$5,455,816	91,929	$2,155,632
Anders Malmström	11,644	$120,296	32,002	$737,973
Jeffrey Hurd	—	$—	9,302	$194,418
Dave Hattem	—	$—	31,019	$712,357
Seth Bernstein	—	$—	50,479	$1,310,301
(1)	This column reflects the number of AXA stock options exercised in 2018 by Mr. Pearson and Mr. Malmström.
(2)	All shares acquired upon the option exercises were immediately sold. This column reflects the actual sale price received less the exercise price.
(3)	For Messrs. Pearson, Malmström and Hattem, this column reflects the vesting of the second tranche of their 2014 AXA performance shares in 2018. For all of the Named Executive Officers, this column reflects the vesting of a portion of their Transaction Incentive Awards (and related dividend equivalents) in November 2018. For Mr. Bernstein, this column also reflects the vesting of 41,177 of his 2017 AB Holding Units. The delivery of Mr. Bernstein’s 41,177 AB Holding Units (minus any AB Holding Units withheld to cover applicable taxes) is deferred pursuant to the terms of his employment agreement until May 1, 2021, subject to accelerated delivery upon circumstances set forth in his employment agreement. Mr. Bernstein will receive the cash distributions payable with respect to the vested but undelivered portion of his AB Holding Units on the same basis as cash distributions are paid to AB Holding Unitholders generally.
(4)	The value of the AXA performance shares that vested in 2018 was determined based on the average of the high and low AXA ordinary share price on the vesting date, converted to US dollars using the European Central Bank reference rate on the vesting date.

PENSION BENEFITS AS OF DECEMBER 31, 2018

The following table lists the pension program participation and actuarial present value of each Named Executive Officer’s defined benefit pension at December 31, 2018. Note that Messrs. Malmström and Hurd did not participate in the Retirement Plan or the Excess Plan since they were not eligible to participate in these plans prior to their freeze. Mr. Bernstein does not have any pension benefits.

PENSION BENEFITS AS OF DECEMBER 31, 2018
Name	Plan Name(1)	Number of Years Credited Service(2)	Present Value of Accumulated Benefit	Payments during the last fiscal year
Mark Pearson	AXA Equitable Retirement Plan	3	$70,561	$—
	AXA Equitable Excess Retirement Plan	3	$696,507	$—
	AXA Equitable Executive Survivor Benefit Plan	24	$3,591,990	$—
Anders Malmström	AXA Equitable Retirement Plan	—	$—	$—
	AXA Equitable Excess Retirement Plan	—	$—	$—
	AXA Equitable Executive Survivor Benefit Plan	7	$626,356	$—
Jeffrey Hurd	AXA Equitable Retirement Plan	—	$—	$—
	AXA Equitable Excess Retirement Plan	—	$—	$—
	AXA Equitable Executive Survivor Benefit Plan	—	$—	$—
Dave Hattem	AXA Equitable Retirement Plan	19	$526,399	$—
	AXA Equitable Excess Retirement Plan	19	$1,090,680	$—
	AXA Equitable Executive Survivor Benefit Plan	25	$2,206,955	$—
Seth Bernstein	AXA Equitable Retirement Plan	—	$—	$—
	AXA Equitable Excess Retirement Plan	—	$—	$—
	AXA Equitable Executive Survivor Benefit Plan	—	$—	$—
(1)	The December 31, 2018 liabilities for the Retirement Plan, the Excess Plan, and the ESB Plan were calculated using the same participant data, plan provisions and actuarial methods and assumptions used for financial reporting purposes, except that a retirement age of 65 is assumed for all calculations. The assumptions used can be found in note 13 of the notes to Holdings’ consolidated financial statements for the year ended December 31, 2018.
(2)	Credited service for purposes of the Retirement Plan and the Excess Plan does not include an executive’s first year of service and does not include any service after the freeze of the plans on December 31, 2013. Pursuant to his employment agreement, Mr. Pearson’s credited service for purposes of the ESB Plan includes approximately 16 years of service with AXA Equitable Life affiliates. However, this additional credited service does not result in any benefit augmentation for Mr. Pearson.

The Retirement Plan

The Retirement Plan is a tax-qualified defined benefit plan for eligible employees. The Retirement Plan was frozen effective December 31, 2013.

Participants became vested in their benefits under the Retirement Plan after three years of service. Participants are eligible to retire and begin receiving benefits under the Retirement Plan: (a) at age 65 (the “normal retirement date”) or (b) if they are at least age 55 with at least 5 full years of service (an “early retirement date”).

Prior to the freeze, the Retirement Plan provided a cash balance benefit whereby AXA Equitable Life established a notional account for each Retirement Plan participant. This notional account was credited with deemed pay credits equal to 5% of eligible compensation up to the Social Security wage base plus 10% of eligible compensation above the Social Security wage base. Eligible compensation included base salary and short-term incentive compensation and was subject to limits imposed by the Internal Revenue Code. These notional accounts continue to be credited with deemed interest credits. For pay credits earned on or after April 1, 2012 up to December 31, 2013, the interest rate is determined annually based on the average discount rates for one-year Treasury Constant Maturities. For pay credits earned prior to April 1, 2012, the annual interest rate is the greater of 4% and a rate derived from the average discount rates for one-year Treasury Constant Maturities. For 2018, pay credits earned prior to April 1, 2012 received an interest crediting rate of 4% while pay credits earned on or after April 1, 2012 received an interest crediting rate of 1.25%.

Participants elect the time and form of payment of their cash balance account after they separate from service. The normal form of payment depends on a participant’s marital status as of the payment commencement date. If the participant is unmarried, the normal form will be a single life annuity. If the participant is married, the normal form will be a 50% joint and survivor annuity. Subject to spousal consent requirements, participants may elect the following optional forms of payment for their cash balance account:

•	Single life annuity;
•	Optional joint and survivor annuity of any whole percentage between 1% and 100%; and
•	Lump sum.

Messrs. Pearson and Hattem are each entitled to a frozen cash balance benefit under the Retirement Plan and are currently eligible for early retirement under the plan.

For certain grandfathered participants, the Retirement Plan provides benefits under a traditional defined benefit formula based on final average pay, estimated Social Security benefits and years of service. None of the Named Executive Officers are grandfathered participants.

The Excess Plan

The purpose of the Excess Plan, which was frozen as of December 31, 2013 was to allow eligible employees to earn retirement benefits in excess of those permitted under the Retirement Plan. Specifically, the Retirement Plan is subject to rules under the Code that cap both the amount of eligible earnings that may be taken into account for determining benefits under the Retirement Plan and the amount of benefits that the Retirement Plan may pay annually. Prior to the freeze of the Retirement Plan, the Excess Plan permitted participants to accrue and be paid benefits that they would have earned and been paid under the Retirement Plan but for these limits. The Excess Plan is an unfunded plan and no assets are actually set aside in participants’ names.

The Excess Plan was amended effective September 1, 2008 to comply with the provisions of Code Section 409A. Pursuant to the amendment, a participant’s Excess Plan benefits vested after 2005 will generally be paid in a lump sum on the first day of the month following the month in which separation from service occurs provided that payment will be delayed six months for “specified employees” (generally, the fifty most highly-compensated officers of AXA Equitable Life and its affiliates), unless the participant made a special one-time election with respect to the time and form of payment of those benefits by November 14, 2008. Neither Mr. Pearson or Mr. Hattem made a special election. The time and form of payment of Excess Plan benefits that vested prior to 2005 are the same as the time and form of payment of the participant’s Retirement Plan benefits.

The ESB Plan

The ESB Plan offers financial protection to a participant’s family in the case of his or her death. Eligible employees may choose up to four levels of coverage and the form of benefit to be paid at each level. Each level provides a benefit equal to one times the participant’s eligible compensation (generally, base salary plus the higher of: (a) most recent short-term incentive compensation award and (b) the average of the three highest short-term incentive compensation awards), subject to an overall $25 million cap. Each level offers different coverage choices. Generally, the participant can choose between a life insurance death benefit and a deferred compensation benefit payable upon death at each level. Participants are not required to contribute to the cost of Level 1 or Level 2 coverage but are required to contribute annually to the cost of any options elected under Levels 3 and 4 until age 65.

Level 1 coverage continues after retirement until the participant attains age 65. Levels 2, 3 and 4 coverage continue after retirement until the participant’s death, provided that, for Levels 3 and 4 coverage, all required participant contributions are made.

The ESB Plan was closed to new participants on January 1, 2019.

Level 1

A participant can choose between the following two options at Level 1:

Lump Sum Option-Under the Lump Sum Option, a life insurance policy is purchased on the participant’s life. At the death of the participant, the participant’s beneficiary receives a tax-free lump sum death benefit from the policy. The participant is taxed annually on the value of the life insurance coverage provided.

Survivor Income Option-Upon the participant’s death, the Survivor Income Option provides the participant’s beneficiary with 15 annual payments approximating the value of the Lump Sum Option or a payment equal to the amount of the lump sum. The payments will be taxable but the participant is not subject to annual taxation.

Level 2

At Level 2, a participant can choose among the Lump Sum Option and Survivor Income Option, described above, and the following option:

Surviving Spouse Benefit Option-The Surviving Spouse Benefit Option provides the participant’s spouse with monthly income equal to about 25% of the participant’s monthly compensation (with an offset for social security). The payments are taxable but there is no annual taxation to the participant. The duration of the monthly income depends on the participant’s years of service (with a minimum duration of 5 years).

Levels 3 and 4

At Levels 3 and 4, a participant can choose among the Lump Sum Option and Survivor Income Option, described above and the following option:

Surviving Spouse Income Addition Option-The Surviving Spouse Income Addition Option provides monthly income to the participant’s spouse for life equal to 10% of the participant’s monthly compensation. The payments are taxable but there is no annual taxation to the participant.

NON-QUALIFIED DEFERRED COMPENSATION TABLE AS OF DECEMBER 31, 2018

The following table provides information on the excess 401(k) contributions received by the EQH Program Participants in 2018, as well as their aggregate balances in the Post-2004 Plan and VDCP. It also reflects Mr. Bernstein’s deferral of an equity award granted in 2017.

NON-QUALIFIED DEFERRED COMPENSATION AS OF DECEMBER 31, 2018
Name	Plan Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
Mark Pearson	The Post-2004 Variable Deferred Compensation Plan	$—	$349,964	$(53,972)	$394,940	$1,409,626
Anders Malmström	The Post-2004 Variable Deferred Compensation Plan	$—	$146,116	$(23,655)	$—	$574,495
Jeffrey Hurd	The Post-2004 Variable Deferred Compensation Plan	$—	$58,806	$(1,939)	$—	$56,867
Dave Hattem	The Post-2004 Variable Deferred Compensation Plan	$—	$128,329	$(36,330)	$106,954	$740,634
	The Variable Deferred Compensation Plan	$—	$—	$(73,060)	$—	$1,259,141
Seth Bernstein(4)	2017 Equity Award	$1,115,883	$—	$96,766	$—	$—
(1)	The amounts reported in this column are also reported in the “All Other Compensation” column of the 2018 Summary Compensation Table above.
(2)	The amounts reported in this column are not reported in the 2018 Summary Compensation Table.
(3)	The amounts in this column that were previously reported as compensation in the Summary Compensation Table included in AXA Equitable Life’s Forms 10-K for the years ended December 31, 2017, 2016, 2015 and 2014 are:
EQH Program Participant	Amount
Pearson	$1,311,245
Malmström	$366,469
Hattem	$458,674
(4)	For Mr. Bernstein, the executive contributions column reflects the value of 41,177 restricted AB Holding Units that vested on May 1, 2018 and will not be delivered until May 1, 2021. The aggregate earnings in last fiscal year column reflects the change in the AB Holding Unit price between May 1 and December 1, 2018 and cash distributions received by Mr. Bernstein on the deferred units during this period. The grant date fair value of the AB Holding Units was reported in the Summary Compensation Table for 2017.

The Post-2004 Plan

The Post-2004 Plan allows eligible employees to defer the receipt of up to 25% of their base salary and short-term incentive compensation. Deferrals are credited to a bookkeeping account in the participant’s name on the first day of the month following the month in which the compensation otherwise would have been paid to him or her. The account is used solely for record keeping purposes and no assets are actually placed into any account in the participant’s name.

Account balances in the Post-2004 Plan are credited with gains and losses as if invested in the available earnings crediting options chosen by the participant. The Post-2004 Plan currently offers a variety of earnings crediting options.

Each year, participants in the Post-2004 Plan can elect to make deferrals into an account they have already established under the plan or they may open a new account, provided that they may not allocate any new deferrals into an account if they are scheduled to receive payments from the account in the next calendar year.

When participants establish an account, they must elect the form and timing of payments for that account. They may receive payments of their account balance in a lump sum or in any combination of lump sum and/or annual installments paid over consecutive years. They may elect to commence payments from an account in July or December of any year after the year following the deferral election provided that payments must commence by the first July or December following age 71.

In addition, AXA Equitable Life provides excess 401(k) contributions in the Post-2004 Plan for participants in the 401(k) Plan with eligible compensation in excess of the qualified plan compensation limit. These contributions are equal to 10% of the participant’s (i) eligible compensation in excess of the qualified plan compensation limit ($275,000 in 2018) and (ii) voluntary deferrals to the Post-2004 Plan for the applicable year.

The VDCP

Under the VDCP, eligible employees were permitted to defer the receipt of up to 25% of their base salary and short-term incentive compensation. Deferrals were credited to a bookkeeping account in the participant’s name on the first day of the month following the month in which the compensation otherwise would have been paid to him or her. The account is used solely for record keeping purposes and no assets are actually placed into any account in the participant’s name. The VDCP was frozen as of December 31, 2004 so that no amounts earned or vested after 2004 can be deferred under the VDCP.

Account balances in the VDCP that are attributable to deferrals of base salary and short-term incentive compensation are credited with gains and losses as if invested in the available earnings crediting options chosen by the participant. The VDCP currently offers a variety of earnings crediting options.

Participants in the VDCP could elect to credit their deferrals to in-service or retirement distribution accounts. For retirement accounts, payments may be received in any combination of a lump sum and/or annual installments paid in consecutive years. Payments may begin in any January or July following the participant’s termination date, but they must begin by either the first January or the first July following the later of: (a) the participant’s attainment of age 65 and (b) the date that is thirteen months following the participant’s termination date. For in-service accounts, payments are made to the participant in December of the year elected by the participant in a lump sum or in up to five annual installments over consecutive years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

EQH Program Participants

The table below and the accompanying text present the hypothetical payments and benefits that would have been payable if the EQH Program Participants terminated employment, or a change in control (“CIC”) of Holdings occurred on December 31, 2018 (the “Trigger Date”). The payments and benefits described below are hypothetical only, as no such payments or benefits have been paid or made available. Hypothetical payments or benefits that would be due under arrangements that are generally available on the same terms to all salaried employees are not described.

For purposes of this table:

•	“AXA Equity Awards” means all AXA stock options and performance shares awarded to the EQH Program Participants;
•	“EQH Equity Awards” means the EQH RSUs, the EQH Performance Shares, the EQH Stock Options and Transaction Incentive Awards; and
•	hypothetical payments and benefits related to equity awards are calculated using the closing price of the AXA ordinary share on December 31, 2018, converted to U.S. dollars, or the closing price of the Holdings’ share on December 31, 2018 where applicable.

In all cases included in the table, the EQH Program Participants would have been entitled to the benefits described in the pension and nonqualified deferred compensation tables above with the exception of benefits under the ESB Plan unless otherwise indicated below.

	Temporary Income Payments	Lump Sum Payments	AXA Equity Awards	EQH Equity Awards
Mr. Pearson
Retirement	$—	$2,128,400	$6,395,225	$—
Good Reason Termination - no CIC	$7,556,000	$2,884,000	$6,395,225	$—
Involuntary Termination - no CIC	$7,556,000	$2,884,000	$6,395,225	$179,471
CIC w/o Termination	$—	$—	$8,384	$3,348,883
CIC w/ Involuntary or Good Reason Termination	$7,556,000	$2,884,000	$6,395,225	$3,348,883
Death	$—	$—	$7,713,268	$4,474,850
Disability	$—	$—	$6,395,225	$4,474,850

Mr. Malmström
Involuntary Termination - no CIC	$2,633,013	$1,040,000	$—	$71,792
CIC w/o Termination	$—	$—	$2,488	$1,328,770
Involuntary or Good Reason Termination - CIC	$3,510,683	$1,040,000	$2,488	$1,328,770
Death	$—	$—	$2,270,749	$1,767,453
Disability	$—	$—	$1,862,367	$1,767,453

Mr. Hurd
Involuntary Termination - no CIC	$3,596,375	$1,540,000	N/A	$35,904
CIC w/o Termination	$—	$—	N/A	$948,409
Involuntary or Good Reason Termination - CIC	$4,795,167	$1,540,000	N/A	$948,409
Death	$—	$—	N/A	$1,474,848
Disability	$—	$—	N/A	$1,474,848

Mr. Hattem
Retirement	$—	$750,000	$1,908,225	$—
Involuntary Termination - no CIC	$2,229,358	$790,000	$1,908,225	$71,792
CIC w/o Termination	$—	$—	$2,306	$1,193,502
Involuntary or Good Reason Termination - CIC	$2,972,478	$790,000	$1,908,225	$1,193,502
Death	$—	$—	$2,327,182	$1,485,957
Disability	$—	$—	$1,908,225	$1,485,957

Retirement

The only EQH Program Participants eligible to retire on the Trigger Date were Messrs. Pearson and Hattem. For this purpose, “retirement” means termination of service on or after the normal retirement date or any early retirement date under the Retirement Plan. If Messrs. Pearson and Hattem had retired on the Trigger Date:

Lump Sum Payments

They would have received a 2018 STIC Program award equal to the lower of their 2017 cash incentive award and their 2018 STIC Target.

AXA Equity Awards

•	Their AXA stock options would have continued to vest and be exercisable until their expiration date, except in the case of misconduct for which the options would be forfeited. The table reflects the value at the Trigger Date of AXA stock options that would have vested after 2018.
•	They would have been treated as if they continued in the employ of the Company until the end of the vesting period for purposes of their AXA performance share awards. Accordingly, they would have received AXA performance share payouts at the same time and in the same amounts as they would have received such payouts if they had not retired. The estimated values of those payouts at the Trigger Date assume target performance, except for the 2015 performance shares for which actual performance is used.

EQH Equity Awards

Their EQH Equity Awards would have been forfeited.

If the Trigger Date occurred after March 1, 2019, their EQH Equity Awards (other than the Transaction Incentive Awards) would continue to vest pursuant to their terms, including satisfaction of any applicable performance criteria. Any vested options held at the time of termination would remain exercisable until the earlier of five years from the date of termination and their expiration.

Other

They would have been entitled to access to retiree medical coverage without any company subsidy as well as continued participation in the ESB Plan (the “Medical/ESB Benefits”).

Good Reason Termination - No CIC

Under his employment agreement, if Mr. Pearson had voluntarily terminated on the Trigger Date for “good reason” as described below, he would have been entitled to:

•	temporary income payments equal to the sum of two years of salary and two times the greatest of: (a) his most recent annual cash incentive award, (b) the average of his last three annual cash incentive awards and (c) his STIC Target;
•	a lump sum payment equal to his STIC Target; and
•	a lump sum payment equal to the additional excess 401(k) contributions that he would have received if his temporary income payments were eligible for those contributions and were all paid on the Trigger Date.

The temporary income payments would have been paid over a two-year period beginning on the first payroll date of the Company following the 60th day after the date of termination of employment (the “Severance Period”).

For this purpose, “good reason” includes:

•	an assignment of duties materially inconsistent with Mr. Pearson’s duties or authority or a material limitation of Mr. Pearson’s powers,
•	the removal of Mr. Pearson from his positions,
•	Mr. Pearson being required to be based at an office more than 75 miles from New York City,
•	a diminution of Mr. Pearson’s titles,
•	a material failure by the Company to comply with the agreement’s compensation provisions,
•	a failure of the company to secure a written assumption of the agreement by any successor company and
•	a CIC of Holdings as defined below under “Change in Control - EQH Equity Awards” (provided that Mr. Pearson delivers notice of termination within 180 days after the CIC).

The severance benefits are contingent upon Mr. Pearson releasing all claims against the Company and his entitlement to severance pay will be discontinued if he provides services for a competitor.

Mr. Pearson’s equity awards would have been treated as described above under “Retirement” and he would have received the Medical/ESB Benefits. Other than Mr. Pearson, the EQH Program Participants are not entitled to termination payments or benefits in connection with a termination for good reason unrelated to a CIC.

Involuntary Termination - No CIC

Temporary Income and Lump Sum Payments

If they had experienced an involuntary termination of employment unrelated to a CIC on the Trigger Date that satisfied the conditions in the Severance Plan (a “job elimination”), the EQH Program Participants other than Mr. Pearson would have been eligible for severance benefits under the Severance Plan, as supplemented by the Supplemental Severance Plan. To receive benefits, the executives would have been required to sign a separation agreement including a release of all claims against the Company. The agreement would also have included provisions regarding non-competition and non-solicitation of customers and employees for twelve months following termination of employment. The severance benefits would have included:

•	temporary income payments equal to 78 weeks of base salary;
•	additional temporary income payments equal to 1.5 times the greatest of:
•	the most recent annual cash incentive award paid to the executive;
•	the average of the three most recent annual cash incentive awards paid to the executive; and
•	the executive’s STIC Target;
•	a lump sum payment equal to the sum of: (a) the executive’s STIC Target; and (b) $40,000.

Under Mr. Pearson’s employment agreement, he waived any right to participate in the Severance Plan or Supplemental Severance Plan. Rather, if Mr. Pearson’s employment had been terminated without “cause” on the Trigger Date, he would have been entitled to the same benefits as termination for good reason as described above, subject to the same conditions, provided that his severance benefits would cease after one year if certain performance conditions were not met for each of the two consecutive fiscal years immediately preceding the year of termination.

“Cause” is generally defined in Mr. Pearson’s employment agreement as: (i) willful failure to perform substantially his duties after reasonable notice of his failure; (ii) willful misconduct that is materially injurious to the company; (iii) conviction of, or plea of nolo contendere to, a felony; or (iv) willful breach of any written covenant or agreement with the company to not disclose information pertaining to the company or to not compete or interfere with the company.

AXA Equity Awards

Mr. Malmstrom would have had a one-year severance period during which he would have been treated as if he continued in the employ of the Company for purposes of his AXA stock options. Mr. Pearson’s and Mr. Hattem’s AXA Equity Awards would have been treated as described above under “Retirement”.

EQH Equity Awards

The EQH Program Participants would have retained a portion of their Transaction Incentive Awards equal to the amount of their unvested Performance Units as of the Trigger Date multiplied by the quotient of: (a) the number of full months elapsed between the grant date and the Trigger Date; and (b) sixty. The retained Performance Units would remain subject to their vesting conditions. The EQH Program Participants would have forfeited their other EQH Equity Awards upon an involuntary termination without cause on the Trigger Date.

If the involuntary termination without cause occurred after March 1, 2019, provided they signed and did not revoke a release of claims, Mr. Malmström and Mr. Hurd would retain a pro rata portion of the unvested EQH Performance Shares, which would remain outstanding and vest subject to the attainment of performance criteria. If Mr. Pearson and Mr. Hattem signed and did not revoke a release of claims, their EQH Equity Awards (other than the Transaction Incentive Awards) would continue to vest pursuant to their terms, including satisfaction of any applicable performance criteria. Any vested options held at the time of termination would remain exercisable until the earlier of five years from the date of termination and their expiration.

Other

Mr. Pearson and Mr. Hattem would have received the Medical/ESB Benefits.

Change in Control w/o Termination

AXA Equity Awards

If there had been a change in control of Holdings as of the Trigger Date, all unvested AXA stock options would have become immediately exercisable for their term regardless of the otherwise applicable exercise schedule. For the AXA stock options, a CIC would include: (i) a change in the ownership of Holdings such that AXA owns less than 50% of the total voting power of Holdings then outstanding equity securities; or (ii) a sale of all or substantially all of Holdings assets to a third party that is not an AXA affiliate.

EQH Equity Awards

Generally, in the event of a CIC, equity awards granted under the 2018 Equity Plan without performance criteria that are not assumed or replaced with substitute awards having the same or better terms or conditions would fully vest and be cancelled for the same per share payment made to the shareholders in the CIC (less, in the case of options and stock appreciation rights, the applicable exercise or base price).

Equity awards granted under the 2018 Equity Plan with performance criteria would be modified into time-vesting awards at the time of the CIC based on either target or actual levels of performance, and the modified awards would then either be replaced or assumed, or cashed out, as described above.

For the EQH Equity Awards, a CIC generally includes the following events:

•	any person other than AXA becomes the beneficial owner of 30% or more of Holdings’ common stock and the percentage owned is greater than the percentage held by AXA;
•	at any time that AXA holds less than 50% of Holdings’ voting securities, the individuals who constitute the Board at the date the ownership of the voting securities by AXA first drops below fifty percent cease for any reason to constitute at least a majority of the Board; and
•	the consummation of a business combination (e.g., a merger, reorganization or similar transaction involving the Company) unless, following the business combination, substantially all of the persons that were the beneficial owners of Holdings immediately prior to the business combination beneficially own 50% or more of the resulting entity from the business combination in substantially the same proportions as their ownership of Holdings immediately prior to the business combination.

For purposes of the table above, we have assumed that the EQH Equity Awards are not assumed or replaced.

Other

No EQH Program Participant is eligible for a Code Section 280G excise tax gross-up in connection with a CIC.

Involuntary or Good Reason Termination - CIC

For purposes of the Severance Plan, the Supplemental Severance Plan and Mr. Pearson’s employment agreement, the definition of a CIC is identical to the definition described above for EQH Equity Awards.

EQH Program Participants other than Mr. Pearson

In the event of a job elimination within 12 months after a CIC, the EQH Program Participants other than Mr. Pearson are eligible to receive the following under the Severance Plan and the Supplemental Severance Plan:

•	temporary income payments equal to 104 weeks of base salary;
•	additional temporary income payments equal to two times the greatest of:
•	the most recent annual cash incentive award paid to the executive;
•	the average of the three most recent annual cash incentive awards paid to the executive and
•	the executive’s STIC Target and
•	a lump sum payment equal to the sum of: (a) the executive’s STIC Target and (b) $40,000.

For this purpose, a job elimination includes certain voluntary terminations of employment by an executive for “good reason,” including:

•	a material diminution of the executive’s duties, authority or responsibilities;
•	a material reduction in the executive’s base compensation (other than in connection with, and substantially proportionate to, reductions by the company of the compensation of other similarly situated senior executives) and
•	a material change in the geographic location of the executive’s position.

For a voluntary termination of employment for “good reason” to be treated as an involuntary termination, the executive must give notice of the existence of the “good reason” condition within 90 days of its initial existence and the Company must not remedy the condition within 30 days of the notice.

To receive benefits, the executives would have been required to sign a separation agreement including a release of all claims against the Company. The agreement would also have included provisions regarding non-competition and non-solicitation of customers and employees for twelve months following termination of employment.

Mr. Pearson

As mentioned above, Mr. Pearson’s employment agreement provides that “good reason” includes Mr. Pearson’s termination of employment in the event of a CIC (provided that Mr. Pearson delivers notice of termination within 180 days after the CIC). Accordingly, Mr. Pearson would have been entitled to the benefits described above for a voluntary termination for good reason, subject to the same conditions. Also, in the event of Mr. Pearson’s resignation due to a CIC, Mr. Pearson’s severance benefits will cease after one year if certain performance conditions are not met for each of the two consecutive fiscal years immediately preceding the year of termination.

EQH Equity Awards

Any EQH Equity Awards that are assumed and/or replaced with substitute awards in connection to the CIC will immediately vest in the event of an EQH Program Participant’s termination of employment without “cause” or for “good reason” within twenty-four months following a CIC. In the event of a participant’s termination of employment without “cause” or for “good reason” within the period ninety days prior to the CIC, the participant’s awards would be treated as if the participant’s termination occurred immediately after the CIC.

Other

Mr. Pearson and Mr. Hattem would have received the Medical/ESB Benefits.

Death

If the EQH Program Participants had terminated employment due to death on the Trigger Date:

AXA Equity Awards

•	All AXA stock options would have immediately vested and would have continued to be exercisable until the earlier of their expiration date and the six-month anniversary of the date of death.
•	The total number of AXA performance shares granted in 2016 and 2017 would have been multiplied by an assumed performance factor of 1.3 and the performance shares granted in 2015 would have been multiplied by the actual performance factor for that tranche. The performance shares would have been paid in AXA ordinary shares to the executive’s heirs within 90 days following death.

EQH Equity Awards

All EQH Equity Awards would have immediately vested. EQH stock options would have been exercisable until the earlier of one year from the date of death and their expiration. All other awards would have been immediately paid out, assuming target performance for EQH performance shares.

Disability

AXA Equity Awards

If an EQH Program Participant had terminated employment due to disability on the Trigger Date, he would have been treated as if he continued in the employ of the Company until the end of the vesting period for purposes of his AXA performance share awards. Accordingly, he would have received AXA performance share payouts at the same time and in the same amounts as he would have received such payouts if he had not terminated employment. The estimated values of those payouts at the Trigger Date assume target performance except for 2015 performance shares for which the actual performance factor was used.

EQH Equity Awards

If an EQH Program Participant had terminated employment due to disability on the Trigger Date, he would have been treated as if he continued in the employ of the Company with respect to all of his EQH Equity Awards. The estimated values of payouts related to EQH Performance Shares at the Trigger Date assume target performance.

Restrictive Covenants

Mr. Pearson’s Employment Agreement

Mr. Pearson is subject to a confidentiality provision, in addition to covenants with respect to non-competition during his employment and twelve months thereafter (six months if he voluntarily terminates employment without good reason) and non-solicitation of customers and employees for twelve months following his termination of employment or, if longer, during the Severance Period.

The Supplemental Severance Plan

To receive benefits under the Supplemental Severance Plan, participants are required to sign a separation agreement including a release of all claims against the Company. The agreement also must include provisions regarding non-competition and non-solicitation of customers and employees for twelve months following termination of employment.

EQH Equity Awards

The award agreements for the EQH Equity Awards (other than the Transaction Incentive Awards) include provisions regarding non-competition and non-solicitation of customers and employees for twelve months following termination of employment. In the event that an EQH Program Participant who retains all or a portion of his equity-based award following termination of employment violates the non-competition and non-solicitation contained in his award agreement, any remaining portion of his award at the time of violation will be immediately forfeited. Also, any portion of his award that vested after termination, and any shares or cash issued upon exercise or settlement of that vested portion, will be immediately forfeited or paid to the Company together with all gains earned or accrued.

MR. BERNSTEIN

The table below and the accompanying text present the hypothetical payments and benefits that would have been payable if Mr. Bernstein terminated employment, or a CIC of AB (or, in the case of Mr. Bernstein’s Transaction Incentive Award, a CIC of Holdings) occurred on December 31, 2018 (the “Trigger Date”). The payments and benefits described below are hypothetical only, as no such payments or benefits have been paid or made available. Hypothetical payments or benefits that would be due under arrangements that are generally available on the same terms to all salaried employees are not described.

For purposes of these tables, hypothetical payments and benefits related to Mr. Bernstein’s equity awards are calculated using the closing price of the Holdings’ share on December 31, 2018 or the closing price of an AB Holding Unit on December 31, 2018 as applicable.

Transaction Incentive Award

Acceleration of Award
Death	$461,463
Disability	$461,463
Involuntary Termination w/o Cause	$35,904
CIC of Holdings	$461,463

Death

If Mr. Bernstein had terminated employment due to death on the Trigger Date, he would have immediately vested in the unvested portion of his Transaction Incentive Award.

Disability

If Mr. Bernstein had terminated employment due to disability on the Trigger Date, he would have been treated as if he continued in the employ of the Company.

Involuntary Termination w/o Cause

If Mr. Bernstein’s employment had been involuntarily terminated on the Trigger Date without cause, he would have retained a portion of his Transaction Incentive Award equal to the amount of his unvested Performance Units as of the Trigger Date multiplied by the quotient of (a) the number of full months elapsed between the grant date and the Trigger Date over (b) sixty. The retained Performance Units would have remained subject to their vesting conditions.

CIC

In the event of a CIC on the Trigger Date, Mr. Bernstein would have immediately vested in the unvested portion of his Transaction Incentive Award.

Other Terminations

In the event of any other termination of employment, Mr. Bernstein would have forfeited any unvested portion of his Transaction Incentive Award.

Other Compensation and Benefits

	Cash Payments ($)	Acceleration of Restricted AB Holding Unit Awards ($)	Other Benefits ($)
CIC of AB(1)	$—	$3,374,826	$13,610
Termination by Mr. Bernstein for good reason or by AB without cause(2)	$3,500,000	$3,374,826	$13,610
Termination by Mr. Bernstein for good reason or by AB without cause and within 12 months of CIC of AB(3)	$7,000,000	$3,374,826	$13,610
Termination by reason of non-extension of employment agreement(4)	$—	$3,374,826	$13,610
Death or disability - Bernstein Employment Agreement(5)	$—	$3,374,826	$13,610
Death or disability - 2018 SB Award(6)	$—	$4,094,417	$—
Resignation(7)	$—	$4,094,417	$—
(1)	Upon a change in control of AB as defined below, the equity award he was granted in May 2017 will immediately vest and AB Holding Units in respect of that award will be delivered to him (subject to any withholding obligations), regardless of whether Mr. Bernstein’s employment terminates.
(2)	If Mr. Bernstein’s employment is terminated without “cause” or he resigns for “good reason” (both as defined below) and he signs and does not revoke a waiver and release of claims, he will receive the following:
•	a cash payment equal to the sum of (a) his current base salary and (b) his bonus opportunity amount;
•	a pro rata bonus based on actual performance for the fiscal year in which the termination occurs;

•	immediate vesting of the outstanding portion of the equity award he was granted in May 2017 and delivery of the related AB Holding Units (subject to any withholding requirements);
•	monthly payments equal to the cost of COBRA coverage for the COBRA coverage period and
•	following the COBRA coverage period, access to participation in AB’s medical plans as in effect from time to time at Mr. Bernstein’s (or his spouse’s) sole expense.

In addition, the 2018 SB Award would continue to vest, subject to compliance with applicable agreements and restrictive covenants.

(3)	If, during the 12 months following a change in control, Mr. Bernstein is terminated without cause or resigns for good reason, he will receive the amounts described in (2) above, except that the cash payment will equal two times the sum of (a) his current base salary and (b) his bonus opportunity amount.
(4)	In the event Mr. Bernstein’s employment terminates due to the non-renewal of the Bernstein Employment Agreement (other than for cause), the equity award he was granted in May 2017 will immediately vest and AB Holding Units in respect of that award will be delivered to him (subject to any withholding obligations). The 2018 SB Award would continue to vest subject to compliance with applicable agreements and restrictive covenants.
(5)	Upon termination of Mr. Bernstein’s employment due to death or disability, and after the COBRA period, AB will provide Mr. Bernstein and his spouse with access to participation in AB’s medical plans at Mr. Bernstein’s (or his spouse’s) sole expense based on a reasonably determined fair market value premium rate. The Bernstein Employment Agreement defines “disability” as a good faith determination by AB that Mr. Bernstein is physically or mentally incapacitated and has been unable for a period of 180 days in the aggregate during any 12-month period to perform substantially all of the duties for which he is responsible immediately before the commencement of the incapacity.
(6)	The 2018 SB Award will immediately vest upon a termination due to death or disability. For purposes of the 2018 SB Award, “disability” is the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, as determined by the carrier of the long-term disability insurance program maintained by AB or its affiliate that covers Mr. Bernstein.
(7)	In the event Mr. Bernstein voluntarily terminates employment and complies with applicable agreements and restrictive covenants, he will continue to vest in the 2018 SB Award.

Bernstein Employment Agreement Definitions

Change in Control

A CIC of AB includes, among other events:

•	the Company ceases to control the election of a majority of the AB Board or
•	AB Holding ceases to be publicly-traded.

Cause

Cause generally includes Mr. Bernstein’s conviction in certain types of criminal proceedings, Mr. Bernstein’s willful refusal to substantially perform his duties or other willful behavior.

Good Reason

Good reason generally includes Mr. Bernstein’s termination after the diminution of his position, authority, duties or responsibilities, any material breach by AB of the Bernstein Employment Agreement or any material compensation agreement and other similar events.

Golden Parachute Payments

In the event any payments to Mr. Bernstein constitute “golden parachute payments” within the meaning of Section 280G of the Code and would be subject to an excise tax imposed by Section 4999 of the Code, payments shall be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Bernstein receiving a higher net-after tax amount than he would receive absent the reduction.

If a CIC of AB occurs prior to January 1, 2020, to the extent that payments to Mr. Bernstein would be subject to the excise tax under Section 4999 of the Code, Mr. Bernstein will be entitled to a gross-up payment to ensure that he will retain an amount equal to the excise tax imposed upon such payments, but if the payments do not exceed 110% of the statutory limit imposed by Section 280G of the Code, the payments will be reduced to the maximum amount that does not result in the imposition of such excise tax.

No gross-up payment would have been required in the event of Mr. Bernstein’s termination of employment on the Trigger Date due to a CIC.

Restrictive Covenants

Mr. Bernstein is subject to a confidentiality provision, in addition to covenants with respect to non-competition during his employment and six months thereafter and non-solicitation of customers and employees for 12 months following his termination of employment.

2018 DIRECTOR COMPENSATION

The following table provides information on compensation that was paid to our directors in 2018 by the Company, other than Messrs. Buberl, Stansfield and Harlin who did not receive any such compensation and Mr. Pearson since all of his compensation is fully reflected in the Summary Compensation Table above.

During 2018, both Mr. Kaye and Mr. Oliveira served on the AB Board in addition to the Holdings Board. We believe their presence on the AB Board is important due to their deep knowledge of the Company and their relevant experience and expertise. Their service on the AB Board requires a significant time commitment since AB’s IM&R business involves significantly different business, legal and other considerations than Holdings’ retirement and protection businesses and AB is a publicly-traded company. Given the time and effort required of Mr. Kaye and Mr. Oliveira, we believe it is appropriate to compensate them for their services as directors of AB in addition to their services as directors of Holdings. Their AB compensation is consistent with that paid to other independent directors of the AB Board.

2018 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Ramon De Oliveira	$204,179	$339,520	$40	$543,739
Daniel Kaye	$266,119	$339,520	$1,152	$606,791
George Stansfield	$—	$—	$235,143	$235,143
Charles Stonehill	$108,456	$169,520	$40	$278,016
(1)	The amounts reported in this column represent the aggregate grant date fair value of restricted and unrestricted stock awarded in 2018 in accordance with FASB ASC Topic 718, and the assumptions made in calculating them can be found in Note 14 of the Notes to the Consolidated Financial Statements.

The grant date fair value of each award is as follows:

	Holdings Common Stock	Restricted AXA Ordinary Shares	AXA Ordinary Shares	Restricted AB Holding Units
Mr. Oliveira	105,000	45,000	19,520	170,000
Mr. Kaye	105,000	45,000	19,520	170,000
Mr. Stonehill	105,000	45,000	19,520

As of December 31, 2018, the directors had outstanding awards as follows:

	Restricted AXA Ordinary Shares	AXA Ordinary Share Options	Restricted AB Holding Units
Mr. Oliveira	5,263	4,361 (all vested)	9,850
Mr. Kaye	5,263		9,850
Mr. Stonehill	2,858, of which 1,429 were deferred
(2)	For all non-employee directors, this column includes premiums paid by the company for $125,000 of group life insurance coverage. For Mr. Kaye, this column also includes amounts paid for his spouse to accompany him to a company event. For Mr. Stansfield, this column reflects payment for services performance as a Company employee.

Cash Retainers and Meeting Fees

All Holdings non-employee directors receive an annual cash retainer of $100,000. Committee Chairs receive the following additional cash retainers:

•	Audit Committee - $30,000
•	Compensation Committee - $25,000
•	Nominating and Corporate Governance Committee - $20,000
•	Finance and Risk Committee - $20,000

As AB directors, Messrs. Kaye and Oliveira receive an annual cash retainer of $85,000 and the following meeting fees:

•	$5,000 for participating in any meeting of the AB Board in excess of the six regularly scheduled Board meetings each year and
•	$2,000 for participating in any meeting of a committee of the AB Board in excess of the number of regularly scheduled committee meetings each year.

Mr. Kaye also receives the following annual cash retainers from AB:

•	$25,000 for acting as Chair of the AB Audit Committee and
•	$6,000 for serving as a member of the AB Compensation Committee.

Mr. Oliveira also receives the following annual cash retainers from AB:

•	$6,000 for serving as a member of the AB Executive Committee;
•	$6,000 for serving as a member of the AB Compensation Committee.

Equity Awards

Holdings’ Common Stock

Non-employee directors of Holdings receive an annual equity retainer consisting of shares of Holdings’ common stock with a value of $150,000 ($105,000 for 2018).

AXA Ordinary Shares

Messrs. Kaye, Oliveira and Stonehill received AXA ordinary shares valued at $19,520 for their services from January 1, 2018 to May 9, 2018 as members of the AXA Financial, AXA Equitable Life and MLOA boards of directors.

AXA Ordinary Share Options

Prior to 2014, Messrs. Kaye and Oliveira received AXA ordinary share options as members of the AXA Financial, AXA Equitable Life and MLOA boards of directors.

The value of the AXA ordinary share option grants was determined using the Black-Scholes methodology or other methodology used with respect to option awards contemporaneously made to employees. The options were subject to a four-year vesting schedule whereby one-third of each grant vested on the second, third and fourth anniversaries of the grant date.

Restricted AXA Ordinary Shares

In the first quarter of 2018, Messrs. Oliveira, Kaye and Stonehill received restricted AXA ordinary shares valued at $45,000 as members of the AXA Financial, AXA Equitable Life and MLOA boards of directors. During the restricted period, the directors are entitled to exercise full voting rights on the restricted stock and receive all dividends and distributions. The restricted stock has a three-year cliff vesting schedule.

In the event a director dies or, after completing one year of service, is removed without cause, is not reelected, retires or resigns, his restricted stock will immediately become non-forfeitable; provided that if he performs an act of misconduct, all of his restricted stock then outstanding will be forfeited. Upon any other type of termination, all restricted stock is forfeited.

Directors may elect to defer receipt of at least ten percent of their restricted stock awards. Upon deferral, the director receives deferred stock units in the same number and with the same vesting restrictions, if any, as the underlying awards. The director is entitled to receive dividend equivalents on such deferred stock units, if applicable. The deferred stock units will be distributed in stock on an elected distribution date or upon the occurrence of certain events.

Upon a change in control of Holdings, unless the awards will be assumed or substituted following the change in control, the restricted stock will become immediately non-forfeitable.

Restricted AB Holdings Units

As AB directors, Messrs. Kaye and Oliveira receive an annual equity retainer consisting of restricted AB Holding Units with a value of $170,000. These awards vest ratably on each of the first four anniversaries of the grant date. The restricted AB Holding Units are not forfeitable, except if the director is terminated for cause.

Benefits

Charitable Award Program for Directors

Under the Charitable Award Program for Directors, Messrs. Kaye, Oliveira and Stonehill may designate up to five charitable organizations and/or education institutions to receive an aggregate donation of $500,000 after their deaths. Although the Company may purchase life insurance policies insuring the lives of the directors to financially support the program, it has not elected to do so.

Matching Gifts

Non-employee directors of Holdings may participate in AXA Foundation’s Matching Gifts program. Under this program, the AXA Foundation matches donations made by participants to public charities of $50 or more, up to $2,000 per year.

Business Travel Accident

All Holdings directors are covered for accidental loss of life while traveling to, or returning from:

•	board or committee meetings;
•	trips taken at our request; and
•	trips for which the director is compensated.

Each director is covered up to four times his annual compensation, subject to certain maximums.

Director Education

All directors are encouraged to attend director education programs as they deem appropriate to stay abreast of developments in corporate governance and best practices relevant to their contribution to the board generally, as well as to their responsibilities in their specific committee assignments and other roles. We generally reimburse non-officer directors for the cost to attend director education programs offered by third parties, including related reasonable travel and lodging expenses, up to a maximum amount of $5,000 per director each calendar year.

Stock Ownership Guidelines

Holdings’ non-employee directors are required to hold five times the value of their annual cash retainer in shares of Holdings common stock and/or AB Holding Units. The directors are required to retain 100% of any net shares or units (after the payment of taxes) received as compensation until the ownership requirement is achieved.

VI. COMPENSATION PLANS

The Amendment increased the number of Common Stock available for issuance in connection with equity awards granted under the Plan by two million shares.

The Plan provides for awards that may be made in the form of stock options, which may be either incentive stock options or non-qualified stock options; restricted stock; restricted stock units; performance shares; performance units; stock appreciation rights; dividend equivalents; and other stock-based awards. Cash awards may also be granted under the Plan as annual or long-term incentives. Awards under the Plan may be made to our directors, employees and financial professionals. This description of the Plan is subject to, and qualified in its entirety by, the Plan, which has been filed in its amended form as Exhibit 10.61 to the EQH Form 10-K filed with the SEC on March 8, 2019.

As of the Record Date, there were nine directors, approximately 3,400 financial professionals and approximately 4,100 employees eligible to participate in the Plan. The benefits to be received under the Plan are not determinable at this time because awards granted under the Plan are discretionary and to be determined.

VII. INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS ACTED UPON

Our directors and officers have an interest in the adoption of the Amendment as a result of the potential to receive awards under the Plan. The Compensation Committee of the Board approved the adoption of the Amendment on February 25, 2019, and the holder of a majority of the outstanding shares of the Common Stock approved the adoption of the Amendment on February 28, 2019. No other security holder entitled to vote at a stockholders’ meeting or by written consent has submitted to EQH any proposal for consideration by EQH or its Board.

VIII. DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

We will only deliver one Information Statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of such stockholders. Upon written or oral request, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this Information Statement was delivered or deliver a single copy of this Information Statement and future stockholder communication documents to any stockholder or stockholders sharing an address to which multiple copies are now delivered. Stockholders may address requests regarding delivery of information statements by contacting us at the address or phone number noted below.

AXA Equitable Holdings, Inc., Attn: Corporate Secretary, 1290 Avenue of the Americas, New York, New York 10104, (212) 554-1234.

IX. ADDITIONAL INFORMATION

EQH files annual, quarterly and current reports and other information with the SEC. EQH’s filings with the SEC are available to the public at the web site maintained by the SEC at http://www.sec.gov. Those filings are also available to the public on our corporate website at ir.axaequitableholdings.com.

AXA Equitable Holdings, Inc.

/s/ Mark Pearson
Mark Pearson
President and Chief Executive Officer